UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Freeport-McMoRan Copper & Gold Inc.

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Notice of
2014 Annual Meeting
of Stockholders and
Proxy Statement

LETTER TO STOCKHOLDERS FROM OUR BOARD OF DIRECTORS

April 29, 2014

Dear Fellow Stockholders,

The past year has been a time of transformation for our company. In the second quarter of 2013, we added a high-quality portfolio of oil and gas assets to our global mining business to create a premier U.S.-based natural resources company. Our large and diverse portfolio of assets and resources provide attractive near-term and longer term growth opportunities.

We view our proxy statement as a vital communication opportunity. The proxy summary that follows this letter serves as a roadmap for our proxy statement and highlights the significant changes we made during the past year in the areas of corporate governance and executive compensation. We encourage you to read the entire proxy statement and our annual report, and to vote your shares at our annual meeting.

Delivering on Expectations of Growth. Faced with volatile commodity market conditions, our company delivered strong operational performance globally and increased copper production in each of the four geographic regions of our mining business in 2013. Our company advanced several large mining and oil and gas projects that position us for future growth. We maintained our long history of providing consistent cash returns to stockholders – we approved more than $2 billion in common stock dividends during 2013 ($2.25 per share). Our company’s total stockholder return for 2013 was 17%.

Building a Board to Guide our Business. Transformation within our business has been coupled with changes in our boardroom. Over the past year, we implemented a new leadership structure with the establishment of a lead independent director and the creation of a three member Office of the Chairman. We added five new directors to the board, bringing diverse new perspectives and expertise to our boardroom, which has paved the way for significant changes in the areas of corporate governance and executive compensation.

Acting on Stockholder Insights. We seek stockholder feedback on all aspects of our business and value the perspectives you provide through your votes at our annual meeting and through direct conversations that you have with members of the board and management. In response to the 2013 stockholder vote on executive compensation and stockholder feedback, our compensation committee completely redesigned our company’s executive compensation program. As more fully described in the proxy statement, the new program aligns our executives’ interests with those of our stockholders while significantly reducing the total direct target compensation of our top three executives. We believe these actions are responsive to your collective feedback and reinforce the link between the interests of our stockholders and our executive officers. We also took the opportunity to engage with investors regarding last year’s vote on independent leadership in the boardroom. Our new board leadership structure is intended to respond to the feedback we received from investors in these discussions.

Eyes on the Future. We have a long track record of success and we believe that the changes implemented during the last year build on a strong foundation for future growth in an environment of oversight and accountability. Looking ahead, we are excited about the tremendous value creation opportunities in front of us as our dedicated management team continues to execute on our business strategy. As stewards of the company, we are committed to acting in the best interests of the company and all of its stockholders. Thank you for your investment in Freeport-McMoRan.

The Board of Directors of Freeport-McMoRan Copper & Gold Inc.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

June 17, 2014

Date:	Tuesday, June 17, 2014

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

Purpose:	•	To elect sixteen directors;
•	To approve, on an advisory basis, the compensation of our named executive officers;
•	To ratify the appointment of our independent registered public accounting firm;
•	To approve a new annual incentive plan;
•	To vote on one stockholder proposal, if presented at the annual meeting; and
•	To transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 21, 2014 are entitled to notice of and to attend or vote at the annual meeting.

Identification:	If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Freeport-McMoRan Copper & Gold Inc. common stock on the record date.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting in person, please promptly submit your proxy and voting instructions via the internet or sign, date and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.
DOUGLAS N. CURRAULT II Secretary April 29, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2014.

This proxy statement and the 2013 annual report are available at

www.edocumentview.com/FCX_MTG

Freeport-McMoRan    2014 Proxy Statement    i

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PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2013 performance, please review our 2013 Annual Report on Form 10-K.

The 2013 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 29, 2014.

2014 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Time, Tuesday, June 17, 2014

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801

Record Date:	Monday, April 21, 2014

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on.

2013 Performance Highlights (page 22)

For our company, 2013 was a year of strong performance, despite volatile commodity market conditions, and transformation in our corporate governance and executive compensation practices. Following the completion of our oil and gas acquisitions in the second quarter of 2013, we maintained a clear focus on executing a strategy firmly rooted in maximizing stockholder returns through effectively managing our existing production base, delivering on our return driven growth plans, maintaining a strong balance sheet and returning cash to stockholders.

Strong operational performance…

Achieved Record Copper Production by Increasing Production in Each of the Four Geographic Regions Where We Mine Copper: 4.1 billion pounds	Completed Oil and Gas Acquisitions, Creating Premier U.S. Based Natural Resource Company	Advanced Important Mining and Oil and Gas Projects for Profitable Future Growth

…driving substantial cash flow and stockholder returns.

Operating Cash Flows: $6.1 billion	Dividend Payments to Stockholders: $2.3 billion ($2.25 per share)	Total Stockholder Return: 17%

Executive Compensation Highlights (page 20)

In response to the 2013 stockholder vote on executive compensation and stockholder feedback, our compensation committee and its independent compensation consultant worked, with full cooperation from senior management, to design and implement a completely transformed executive compensation program. Highlights of our new executive compensation program include the following:

•	Reduced base salaries of each member of the Office of the Chairman by 50%, from $2.5 million to $1.25 million.

•

Reduced total target direct compensation (base salary and performance-based annual and long-term incentives) of each member of the Office of the Chairman by approximately 60% to $7.5 million, of which more than 80% ($6.25 million) is at risk, compared to the three-year average of $19.2 million under our previous program.

Freeport-McMoRan    2014 Proxy Statement    1

•

Implemented a new and more quantitative Annual Incentive Program with significantly reduced payout opportunities based on achievement of multiple metrics that we believe better align with the financial and operational performance targets of the company.

•

Compensation committee exercised discretion to significantly reduce the Annual Incentive Program payouts for 2013 to equal or approximate the target awards that could be earned under our redesigned Annual Incentive Program for 2014, reducing awards earned under the program by as much as 85%.

•

Implemented a new Long-Term Incentive Program under which our executive officers will receive grants of performance share units that increase alignment with stockholder return with payouts that will vest after a three-year performance period based on our total stockholder return as compared to our peers.

Corporate Governance Highlights (page 68)

Freeport-McMoRan is dedicated to corporate governance principles and practices that promote the long-term interests of our stockholders. This commitment serves stockholders and engenders public trust by fostering strong internal checks and balances and creating a culture of accountability of our management and across the company. Our Board of Directors (board) puts principles into practice by periodically reviewing legal, regulatory and best practice developments to identify those that will best serve the interests of our stockholders. As a result, we have directly responded to stockholder feedback along with recognizing organizational changes over the last year, and implemented the following governance changes:

•	Independent directors of the board appointed a lead independent director.

•	Four new independent directors were appointed to the board, adding diverse new perspectives and expertise; 13 of our 16 directors are independent.

•

An executive committee of the board was established, comprised of five independent directors: the lead independent director, as chairman, and the chairman of each of the audit, compensation, nominating and corporate governance, and corporate responsibility committees.

•	Vice chairmen of each of the board’s committees were appointed to strengthen board committee leadership.

•	The advisory director position was eliminated.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
1	Election of sixteen directors	FOR each nominee	5
2	Advisory vote to approve executive compensation	FOR	51
3	Ratification of appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014	FOR	55
4	Approval of Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan	FOR	56
5	Stockholder proposal regarding selection of a candidate with environmental expertise to be recommended for election to the board of directors	AGAINST	60

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Director Nominee Highlights (page 6)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Richard C. Adkerson	67	2006	Vice Chairman, President and Chief Executive Officer Freeport-McMoRan Copper & Gold Inc.
Robert J. Allison, Jr.	75	2001	Retired Chairman and Chief Executive Officer Anadarko Petroleum Corporation	✓	• Compensation • Corporate Responsibility • Executive • Nominating and Corporate Governance (Chair)
Alan R. Buckwalter, III	67	2013	Retired Chairman JPMorgan Chase Bank, South Region	✓	• Audit
Robert A. Day	70	1995	Founder and Chairman Trust Company of the West	✓	• Audit (Chair) • Executive • Nominating and Corporate Governance (Vice Chair)
James C. Flores	54	2013	Vice Chairman Freeport-McMoRan Copper & Gold Inc. President and Chief Executive Officer Freeport-McMoRan Oil & Gas LLC
Gerald J. Ford	69	2000	Chairman of the Board Hilltop Holdings, Inc.	Lead Independent Director	• Audit • Executive (Chair) • Nominating and Corporate Governance
Thomas A. Fry, III	69	2013	Retired President National Ocean Industries Association	✓	• Corporate Responsibility (Vice Chair)
H. Devon Graham, Jr.	79	2000	President R.E. Smith Interests	✓	• Audit • Compensation (Chair) • Executive
Lydia H. Kennard	59	2013	President and Chief Executive Officer KDG Construction Consulting	✓	• Corporate Responsibility
Charles C. Krulak	72	2007	President Birmingham-Southern College Former Commandant United States Marine Corps	✓	• Compensation • Corporate Responsibility
Bobby Lee Lackey	76	1995	Consultant	✓	• Compensation • Corporate Responsibility
Jon C. Madonna	70	2007	Retired Chairman and Chief Executive Officer KPMG LLP	✓	• Audit (Vice Chair)
Dustan E. McCoy	64	2007	Chairman and Chief Executive Officer Brunswick Corporation	✓	• Compensation (Vice Chair)
James R. Moffett	75	1992	Chairman of the Board Freeport-McMoRan Copper & Gold Inc.
Stephen H. Siegele	54	2006	Private Investor	✓	• Audit • Corporate Responsibility (Chair) • Executive
Frances Fragos Townsend	52	2013	Executive Vice President of Worldwide Government, Legal and Business Affairs MacAndrews & Forbes Holdings Inc.	✓	• Compensation

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ENGAGEMENT WITH STOCKHOLDERS

For many years, we have sought ongoing input from our largest institutional investors and other stockholders regarding our executive compensation and other governance practices, and implemented changes based on this input. The chairman of our compensation committee and representatives of management have historically participated in these engagement efforts.

Our proxy statement for our 2013 annual meeting contained four stockholder proposals related to corporate governance matters, including a non-binding proposal requesting the board to amend our by-laws to require that the chairman of the board be an independent director. On June 25, 2013, about three weeks prior to our annual meeting, and after we distributed our 2013 proxy statement, our independent directors appointed Gerald J. Ford to the newly created position of lead independent director. During the following weeks, Mr. Ford had discussions regarding corporate governance and executive compensation with institutional stockholders who collectively held about 20% of our outstanding common stock. The corporate governance matters discussed included independent board leadership, board refreshment and board diversity. Many of our stockholders indicated that appointing a lead independent director would be a meaningful way to achieve independent board leadership but that they needed more time to assess whether the new lead independent director role we had recently established would be sufficient to serve as an alternative to an independent chairman. Mr. Ford agreed to continue the dialogue with our institutional stockholders and continued to participate in several phone calls and meetings in the months following our 2013 annual meeting.

During the remainder of 2013 through early 2014, Mr. Ford steered the board’s efforts to implement several corporate governance initiatives and to establish a new executive compensation program. For more information on each of these initiatives, see the sections titled “Corporate Governance” beginning on page 68 and “Compensation Discussion and Analysis” beginning on page 18. Following the announcement of these changes, Mr. Ford, as our lead independent director, offered to meet in person with 15 of our largest institutional stockholders and two of the largest proxy advisory firms.

During March 2014 and early April 2014, Mr. Ford met in person or had phone calls with institutional stockholders who collectively hold over 25% of our outstanding common stock, and he and the chairman of our compensation committee conducted calls with two of the largest proxy advisory firms. During these meetings and calls, Mr. Ford reviewed the corporate governance changes and the new executive compensation program and responded to questions from our stockholders. These engagements were highly informative and we plan to continue this dialogue with our stockholders.

In addition to engagement regarding governance and compensation, we have a robust stakeholder communication program addressing corporate social responsibility. As part of this program, we regularly work with our stockholders and other stakeholders through in-person meetings and site visits, teleconferences, inquiries via email and related conferences. Through these engagement efforts, our corporate Sustainable Development Department and senior personnel address key industry topics, including environmental management, revenue transparency, human rights, water resources and community development. In 2013, our corporate team engaged with over 40 investor organizations, sustainability analysts, banks and other organizations regarding our sustainability programs and performance. We believe that effective stakeholder engagement can help reduce sustainability-related risks and enhance our efforts to achieve an overall positive contribution to society.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

Upon the recommendation of our nominating and corporate governance committee, the board has nominated 16 directors for election at our 2014 annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this proxy statement and to serve if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by the board, unless otherwise directed.

The board, through the nominating and corporate governance committee, considers the following experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the board:

Experience, Qualifications, Attributes and Skills
✓ Senior leadership experience ✓ Accounting/financial expertise ✓ Public company board experience ✓ Mining industry experience ✓ Oil and gas industry experience ✓ Operational management	✓ International business ✓ Capital markets/banking ✓ Environmental/sustainability/corporate responsibility ✓ Government ✓ Legal and regulatory compliance ✓ Diversity (gender, race, nationality, etc.)

For more information regarding director nominations and qualifications, see the sections titled “Director Nominations and Qualifications” beginning on page 72 and “Director Candidates Submitted by Stockholders” beginning on page 73.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED BELOW.

Freeport-McMoRan    2014 Proxy Statement    5

Information About Director Nominees

The following table provides certain information as of April 21, 2014, with respect to each director nominee, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that led our nominating and corporate governance committee and the board to determine that such person should be nominated at our 2014 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Former public company directorships reflect positions held in the last five years.

Richard C. Adkerson Vice Chairman, President and Chief Executive Officer of Freeport-McMoRan Copper & Gold Inc. Age: 67 Director since: 2006

Business Experience: Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Vice Chairman of the Board of the company since May 2013. Co-Chairman of the Board of McMoRan Exploration Co. from 1998 until acquired by the company in 2013. President and Chief Executive Officer of McMoRan Exploration Co. from 1998 to 2004. Vice Chairman of Freeport-McMoRan Inc. from 1995 to 1997. Chairman, Chief Executive Officer and President of Stratus Properties Inc. at various times from 1992 to 1998. Partner in Arthur Andersen & Co. from 1978 to 1989 where he served as a Managing Director and head of the firm’s global oil and gas industry services. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978.

Skills and Qualifications: Mr. Adkerson is a recognized business leader with experience in both the mining and the oil and gas industries, making him highly qualified to serve as a Vice Chairman of the Board of the company. As President and Chief Executive Officer of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association. In addition, Mr. Adkerson’s experience as an oil and gas industry executive and as a managing director of an international accounting firm, where he headed the firm’s worldwide oil and gas industry practice, provide him with detailed knowledge and perspective regarding financial, accounting, regulatory and operational opportunities and challenges, particularly as they relate to the oil and gas industry. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. Holds B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School.

Former Public Company Directorships: McMoRan Exploration Co.

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Robert J. Allison, Jr. Retired Chairman and Chief Executive Officer of Anadarko Petroleum Corporation Age: 75 Director since: 2001 Independent

Business Experience: Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005 and Chairman Emeritus from 2006 to 2011. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003.

Skills and Qualifications: Mr. Allison’s experience serving as the former President and Chief Executive Officer and Chairman of the Board of one of the largest independent oil and gas exploration and production companies in the world provides him with a wealth of knowledge in dealing with operational, strategic, financial, regulatory and international matters at the board level. His business and board experience make him highly qualified to serve as chairman of our nominating and corporate governance committee. Holds B.S. in Petroleum Engineering from The University of Kansas.

Alan R. Buckwalter, III Retired Chairman of JPMorgan Chase Bank, South Region Age: 67 Director since: 2013 Independent

Business Experience: Chairman of JPMorgan Chase Bank, South Region, from 1998 to 2003. President of Texas Commerce Bank — Houston, the predecessor entity of JPMorgan Chase Bank, South Region, from 1990 to 1998.

Skills and Qualifications: Mr. Buckwalter’s over 30 years of experience in the banking industry where he served in various executive management positions, including President, provides him with a high level of financial and managerial expertise, which enables him to provide valuable insight from a capital and financial market perspective. In addition, as a former director of Plains Exploration & Production Company, he provides valuable perspective with respect to the issues, trends and opportunities within the oil and gas industry. Holds B.A. in Political Science and History from Fairleigh Dickinson University.

Following the closing of our acquisition of Plains Exploration & Production Company on May 31, 2013, Mr. Buckwalter was appointed to the board pursuant to the merger agreement.

Current Public Company Directorships: Service Corporation International

Former Public Company Directorships: Plains Exploration & Production Company

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Robert A. Day Founder and Chairman of Trust Company of the West Age: 70 Director since: 1995 Independent

Business Experience: Founder and Chairman of Trust Company of the West, an investment management company and one of the largest independent trust companies in the U.S. Chairman of Oakmont Corporation, a registered investment advisor. Chairman and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization.

Skills and Qualifications: Mr. Day is an experienced entrepreneur and financial leader with the skills necessary to serve on the board and to lead the audit committee. With his background in economics and his extensive experience in the financial services industry, Mr. Day is well-versed in accounting standards and regulations, and is equipped to evaluate financial results and generally oversee the financial reporting process of a large corporation. Mr. Day brings significant business and finance experience to the board and provides valuable insights into strategies and solutions to address an increasingly complex business environment. Holds B.S. in Economics from Claremont McKenna College.

Former Public Company Directorships: Société Générale and McMoRan Exploration Co.

James C. Flores Vice Chairman of Freeport-McMoRan Copper & Gold Inc. and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC Age: 54 Director since: 2013

Business Experience: Vice Chairman of the Board of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC, our wholly owned subsidiary, since June 2013. Former Chairman of the Board and Chief Executive Officer of Plains Exploration & Production Company from its inception in December 2002 and President from 2004 until acquired by the company in 2013. Chairman of the Board of Plains Resources, Inc. (now owned by Vulcan Energy Corporation) from May 2001 to June 2004 and current director of Vulcan Energy Corporation. Chief Executive Officer of Plains Resources, Inc. from May 2001 to December 2002. Co-founder, Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 to January 2001 of Ocean Energy, Inc., an oil and gas company.

Skills and Qualifications: Mr. Flores is a seasoned oil and gas industry executive with over 25 years of experience in leading and managing oil and gas companies, making him highly qualified to serve as a Vice Chairman of the Board of the company. Mr. Flores has had an extensive career in the oil and gas industry, including co-founding a private oil and gas company. He has served in the roles of chief executive officer, president and chairman of one private and four public oil and gas exploration and production companies. As President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC, he brings to the board vast knowledge and a keen perspective with respect to issues, trends and strategic and operational opportunities and challenges within the oil and gas industry. Holds B.S. in Petroleum Land Management and Corporate Finance from Louisiana State University.

Following the closing of our acquisition of Plains Exploration & Production Company on May 31, 2013, Mr. Flores was appointed to the board pursuant to the merger agreement.

Former Public Company Directorships: Plains Exploration & Production Company and McMoRan Exploration Co.

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Gerald J. Ford Chairman of the Board of Hilltop Holdings, Inc. Age: 69 Director since: 2000 Lead Independent Director

Business Experience: Principal stockholder and Chairman of the Board of Hilltop Holdings Inc., a Texas-based, publicly traded, diversified financial holding company, since August 2007, and a director of Hilltop Holdings Inc. since June 2005. General Partner of Ford Financial Fund, L.P. and Ford Financial II, L.P., private equity firms, from January 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002.

Skills and Qualifications: Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he served as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with expertise in financial, accounting and regulatory matters, making him a valuable member of the board of directors. In addition, Mr. Ford’s service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as lead independent director, chairman of the executive committee and as a member of the nominating and corporate governance and audit committees. Holds B.A. in Economics and J.D. from Southern Methodist University.

Current Public Company Directorships: Hilltop Holdings Inc., SWS Group, Inc. and Scientific Games Corporation

Former Public Company Directorships: First Acceptance Corporation, Pacific Capital Bancorp and McMoRan Exploration Co.

Thomas A. Fry, III Retired President of National Ocean Industries Association (NOIA) Age: 69 Director since: 2013 Independent

Business Experience: Retired President of National Ocean Industries Association (NOIA), a position he held from 2000 to 2010. Director of the Department of Interior’s Bureau of Land Management from 1998 to 2000. Director of the Minerals Management Service from 1993 to 1994.

Skills and Qualifications: As former President of NOIA, a national trade association representing all segments of the domestic offshore energy industry, and as the former director of federal agencies responsible for managing federal onshore oil, gas, coal and other minerals operations and the exploration and development of national offshore oil and gas resources, Mr. Fry brings to the board a vast knowledge of the legal and regulatory environment in which our oil and gas division operates. Mr. Fry’s directorship at the Department of Interior’s Bureau of Land Management, where environmental impact is a central component of assessments of projects on public land, provided him with valuable environmental management experience. Mr. Fry’s broad understanding of resource development and regulatory issues enables him to provide valuable insight to the board of directors. Holds B.S. in Political Science from Trinity University and J.D. from Southern Methodist University Law School.

Following the closing of our acquisition of Plains Exploration & Production Company on May 31, 2013, Mr. Fry was appointed to the board pursuant to the merger agreement.

Former Public Company Directorships: Plains Exploration & Production Company

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H. Devon Graham, Jr. President of R.E. Smith Interests Age: 79 Director since: 2000 Independent

Business Experience: President of R.E. Smith Interests, an asset management company, from 1997 to present. U.S. Regional Managing Partner-Southwest, Arthur Andersen from 1985 to 1997. Chairman of the Board of Partners of Arthur Andersen from 1984 to 1986.

Skills and Qualifications: Mr. Graham has over 40 years of experience in public accounting and has served in various leadership positions with an international accounting firm, including Chairman of the Board of Partners, member of the Worldwide Executive Committee, U.S. Regional Managing Partner, member of the U.S. Leadership Committee and Chairman of the Industry Steering Committee, making him a valuable member of the board of directors and our audit committee and well-qualified to serve as chair of our compensation committee. In addition, Mr. Graham brings to the board invaluable management and administrative experience as President of an asset management company. Holds B.S. in Accounting from Mississippi State University.

Former Public Company Directorships: McMoRan Exploration Co.

Lydia H. Kennard President and Chief Executive Officer of KDG Construction Consulting Age: 59 Director since: 2013 Independent

Business Experience: President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2009 to present. Principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, from March 2007 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to February 2007. Member of the California Air Resources Board from 2004 to 2011.

Skills and Qualifications: Ms. Kennard’s over 30 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to the board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to the company’s environmental policies and practices. Holds B.A. in Urban Planning and Management from Stanford University, a Masters in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Ms. Kennard was appointed to the board in December 2013 upon the recommendation of the lead independent director and the nominating and corporate governance committee.

Current Public Company Directorships: URS Corporation and Prologis, Inc.

Former Public Company Directorships: Intermec, Inc.

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Charles C. Krulak President of Birmingham-Southern College Age: 72 Director since: 2007 Independent

Business Experience: President of Birmingham-Southern College from March 2011 to present. Former Commandant, U.S. Marine Corps, the Marine Corps’ highest-ranking officer. Retired from U.S. Marine Corps in 1999 after 35 years of distinguished service. Executive Vice Chairman and Head of Mergers and Acquisitions of MBNA Corp., a financial services company, from March 2004 to June 2005. Chief Executive Officer of MBNA Europe Bank, Ltd. from January 2001 to March 2004, and Senior Vice Chairman of MBNA America Bank, N.A. from 1999 to 2001.

Skills and Qualifications: As a retired Commandant of the U.S. Marine Corps, General Krulak brings a unique perspective to the board. General Krulak’s proven leadership experience in the military, together with his executive experience in the domestic and international banking industry, brings to the board his ability to understand and analyze complex operational, logistic, and strategic matters. Holds B.S. in Engineering from U.S. Naval Academy and M.S. in Labor Relations from George Washington University.

Current Public Company Directorships: Union Pacific Corporation

Former Public Company Directorships: ConocoPhillips

Bobby Lee Lackey Consultant Age: 76 Director since: 1995 Independent

Business Experience: Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables from 1998 to 2000. Chairman of the Board and Chief Executive Officer of McManus Produce Co., Inc., McManus Cotton Gin, Inc. and McManus Ice Co., Inc. from 1968 to 1998. Former President of Texas Citrus and Vegetable Growers & Shippers Association.

Skills and Qualifications: Mr. Lackey’s over 40 years of experience in the agricultural business, where he served in various leadership positions, including President and Chief Executive Officer, makes him a valuable member of the board. This experience provides him with a broad understanding of the operational, financial and strategic issues facing the company. Attended The University of Texas at Austin.

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Jon C. Madonna Retired Chairman and Chief Executive Officer of KPMG LLP Age: 70 Director since: 2007 Independent

Business Experience: Retired Chairman and Chief Executive Officer of KPMG LLP, an international accounting and consulting firm. Retired from KPMG LLP in 1996 having held numerous senior leadership positions throughout his 28-year career with KPMG LLP. Chairman of DigitalThink, Inc. from April 2002 to May 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998.

Skills and Qualifications: Mr. Madonna’s long career in public accounting with an international accounting firm and his service as an executive and a director for several publicly traded companies provides him with extensive experience in addressing strategic, operational, financial, accounting, and regulatory matters at the board level. His depth of experience enables him to provide valuable insight to the board of directors. Holds B.S. in Accounting from The University of San Francisco.

Current Public Company Directorships: AT&T Inc.

Former Public Company Directorships: Tidewater, Inc.

Dustan E. McCoy Chairman and Chief Executive Officer of Brunswick Corporation Age: 64 Director since: 2007 Independent

Business Experience: Chairman and Chief Executive Officer since December 2005 of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and bowling and billiards equipment. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary.

Skills and Qualifications: Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on the board of directors. Mr. McCoy’s executive management experience provides him with a broad understanding of the operational, financial and strategic issues facing large global companies, enabling him to provide valuable strategic advice to the board and management in advancing the company’s interests. Holds B.A. in Political Science and Honorary Doctor of Law from Eastern Kentucky University and J.D. and Honorary Doctor of Law from Salmon P. Chase College of Law at Northern Kentucky University.

Current Public Company Directorships: Brunswick Corporation and Louisiana-Pacific Corporation

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James R. Moffett Chairman of the Board of Freeport-McMoRan Copper & Gold Inc. Age: 75 Director since: 1992

Business Experience: Chairman of the Board from 1992 to present. Chief Executive Officer of the company from 1995 to 2003. Co-Chairman of the Board of McMoRan Exploration Co. from 1998, and President and Chief Executive Officer from 2010, until acquired by the company in 2013. Received Horatio Alger Association of Distinguished Americans Award in 1990. Received Norman Vincent Peale Award in 2000 for exceptional humanitarian contributions to society.

Skills and Qualifications: Mr. Moffett, one of the founders of the company, has extensive expertise as a practicing geologist and with respect to our mining and our oil and gas operations, making him exceptionally qualified to lead the board. In 1969, he and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of a new company, Freeport-McMoRan Inc., our former parent company, which became one of the world’s leading natural resource companies, of which he served as Chairman and Chief Executive Officer from 1984 until 1997, when it was acquired. As Executive Chairman of the Board, Mr. Moffett furthers our business strategy by applying his strong leadership skills and extraordinary talents and experience as a geologist. In addition, Mr. Moffett has been actively engaged in petroleum geological activities for many years in the areas of our oil and gas operations and has directed exploration activities leading to the discovery of major natural resource deposits throughout his business career. We benefit from his direction of our global exploration programs and his detailed knowledge and perspective regarding strategic and operational opportunities and challenges facing the company. Holds B.S. with special honors in Geology from The University of Texas at Austin and M.S. in Geology from Tulane University.

Former Public Company Directorships: McMoRan Exploration Co.

Stephen H. Siegele Private Investor Age: 54 Director since: 2006 Independent

Business Experience: Private Investor. Founder and Chief Executive of Advanced Delivery & Chemical Systems, Inc. (ADCS), a worldwide leader in advanced chemicals and delivery hardware serving markets in Asia, Europe and the United States, from 1988 to 1997. In 1997, ADCS merged with Advanced Technology Materials, Inc., a public company, where Mr. Siegele became a divisional president and Vice Chairman of the Board of Directors until his retirement in 2000. In 2000, he founded Fluorine On Call, Ltd., a private company that designs and manufactures high purity fluorine generators, where Mr. Siegele served as Chairman until his retirement in 2006.

Skills and Qualifications: Mr. Siegele has extensive experience as an entrepreneur and inventor within the semiconductor, microelectronics and chemical industries, and as a director and senior manager of public and private companies. These experiences provide him with a comprehensive understanding of strategic, operational, financial and technical matters, enabling him to provide valuable perspective to the board and making him highly qualified to serve as chairman of the corporate responsibility committee. Holds B.S. in Chemical Engineering from the University of Wisconsin-Madison and is an inventor of numerous U.S. patents.

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Frances Fragos Townsend Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. Age: 52 Director since: 2013 Independent

Business Experience: Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. from January 2013 to present and Senior Vice President from October 2010 to January 2013. Partner at Baker Botts L.L.P. from April 2009 to October 2010. Homeland Security Advisor to President George W. Bush from May 2005 until January 2008 and Chair of the Homeland Security Council from May 2004 to January 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from May 2003 until May 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Chairs the Board of Intelligence and National Security Alliance, and is a member of the Council on Foreign Relations and the Trilateral Commission.

Skills and Qualifications: Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security. Her extensive public policy, government and regulatory experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. Holds B.A. in Political Science and B.S. in Psychology from American University and J.D. from the University of San Diego School of Law.

Ms. Townsend was appointed to the board in December 2013 upon the recommendation of the lead independent director and the nominating and corporate governance committee.

Current Public Company Directorships: SIGA Technologies, Inc., Scientific Games Corporation and The Western Union Company

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STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of the record date, April 21, 2014, by each of our director nominees and our executive officers. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)	Percent of Class (3)
Richard C. Adkerson (4)	1,650,680	6,826,000	1,000,000	9,476,680		*
Robert J. Allison, Jr.	181,873	112,500	12,150	306,523		*
Michael J. Arnold (5)	195,420	1,293,750	—	1,489,170		*
Alan R. Buckwalter, III (6)	73,000	—	2,150	75,150		*
Robert A. Day (7)	521,000	171,804	4,150	696,954		*
James C. Flores (8)	8,049,480	12,150	—	8,061,630		*
Gerald J. Ford (9)	1,154,016	178,960	4,150	1,337,126		*
Thomas A. Fry, III	23,862	—	2,150	26,012		*
H. Devon Graham, Jr.	16,500	103,960	20,150	140,610		*
Lydia H. Kennard	—	—	—	—		*
Charles C. Krulak	14,500	102,500	8,150	125,150		*
Bobby Lee Lackey (10)	27,142	57,500	8,150	92,792		*
Jon C. Madonna	18,180	92,500	11,150	121,830		*
Dustan E. McCoy	13,000	102,500	9,650	125,150		*
James R. Moffett (11)	4,170,126	4,623,500	—	8,793,626		*
Kathleen L. Quirk	329,678	2,437,050	—	2,766,728		*
Stephen H. Siegele	242,542	112,500	4,150	359,192		*
Frances Fragos Townsend	320	—	—	320		*
Directors and executive officers as a group (18 persons)	16,681,319	16,227,174	1,086,150	33,994,643	3.22%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of restricted stock units (RSUs) and the termination of deferrals on previously vested RSUs.

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(2)	In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs
Richard C. Adkerson	406,998
Robert J. Allison, Jr.	7,950
Michael J. Arnold	79,424
Alan R. Buckwalter, III	6,450
Robert A. Day	7,950
James C. Flores	99,756
Gerald J. Ford	7,950
Thomas A. Fry, III	6,450
H. Devon Graham, Jr.	7,950
Lydia H. Kennard	3,800
Charles C. Krulak	7,950
Bobby Lee Lackey	7,950
Jon C. Madonna	7,950
Dustan E. McCoy	7,950
James R. Moffett	406,998
Kathleen L. Quirk	134,774
Stephen H. Siegele	7,950
Frances Fragos Townsend	3,800

For more information regarding the RSUs, see the sections titled “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation Tables – Grants of Plan-Based Awards.” For information regarding performance share units granted in 2014, see the section titled “Compensation Discussion and Analysis.”

(3)	Based on 1,038,713,778 shares of our common stock outstanding as of April 21, 2014.

(4)	Includes (a) 20,330 shares held in his individual retirement account (IRA), (b) 201,009 shares held in a trust and (c) 131,686 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Mr. Adkerson has pledged, in accordance with the company’s policy, 750,000 shares to secure a line of credit. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in connection with the termination of Mr. Adkerson’s employment agreement in December 2013, which Mr. Adkerson will receive six months after his retirement. These RSUs were vested at grant.

(5)	Includes 5,734 shares held through our Employee Capital Accumulation Program (ECAP), which is the company’s tax-qualified defined contribution plan.

(6)	Includes 1,500 shares held by his minor children as to which he disclaims beneficial ownership.

(7)	Includes 21,000 shares held by his spouse, as to which he disclaims beneficial ownership. Mr. Day has pledged, in accordance with the company’s policy, 485,500 shares to secure a line of credit.

(8)	Includes (a) 1,386,041 shares held by Sable Management, L.P., (b) 1,050,458 shares held by Flores Family Limited Partnership, (c) 1,350,000 shares held by Flores No. 2 Family Limited Partnership, (d) 304 shares held in the Freeport-McMoRan Oil & Gas LLC 401(k) plan and (e) 17,350 shares held by OLF Partnership, L.P.

(9)	Includes (a) 20,000 shares held as trustee of a trust and (b) 1,000,000 shares held by Diamond Family Investments LP.

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(10)	Includes 1,800 shares held in his IRA.

(11)	Includes (a) 3,101,737 shares held by a limited liability company with respect to which Mr. Moffett, as a member and the manager, has sole voting and investment power, (b) 1,000,000 shares with respect to which Mr. Moffett has sole voting power but does not have a pecuniary interest, (c) 60,837 shares held through our ECAP and (d) 7,552 shares held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns shares has entered into two forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell: (a) 300,000 shares of common stock on November 3, 2014, with the sale price to be determined and paid on the maturity date, and (b) up to 1,500,000 shares on November 3, 2014, with exact number of shares to be delivered on the maturity date determined by the closing price on such date, and in exchange for which the limited liability company received a payment upon execution of the contract. Under both contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged, in accordance with the company’s policy, a total of 1,800,000 shares in part to secure its obligations under these contracts and an additional 450,000 shares as security for a line of credit, but continues to hold beneficial ownership and voting and investment power with respect to these shares. These forward sale contracts were entered into prior to the company’s adoption of its anti-hedging policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely upon our review of such reports filed during 2013 and written representations from our directors and executive officers, we believe that during 2013, all required reports were timely filed with the SEC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows persons known to us, as of April 21, 2014, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	100,851,984	(2)	9.71%

(1)	Based on 1,038,713,778 shares of our common stock outstanding as of April 21, 2014.

(2)	Based on a Schedule 13G/A filed with the SEC on February 11, 2014, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2013. The Schedule 13G/A reflects 100,851,984 shares held with sole dispositive power and 91,578,971 shares held with sole voting power.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our three other executive officers (collectively referred to as our named executive officers or NEOs). Our named executive officers are:

Name	Title
James R. Moffett	Chairman of the Board
Richard C. Adkerson	Vice Chairman, President and Chief Executive Officer
James C. Flores	Vice Chairman of the company, President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC
Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer
Michael J. Arnold	Executive Vice President and Chief Administrative Officer

This CD&A is organized into six sections:

➢	Executive Summary (page 19)

➢	Executive Compensation Philosophy (page 26)

➢	Overview of Principal Components of Executive Compensation (page 27)

➢	Realizable Pay (page 32)

➢	Post-Termination Compensation (page 32)

➢	Compensation Processes and Policies (page 35)

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Executive Summary

Our Distinctive Leadership Structure: The Office of the Chairman

Following completion of our acquisitions of Plains Exploration & Production Company (Plains Exploration) and McMoRan Exploration Co. (McMoRan Exploration) in 2013, we established the Office of the Chairman, comprised of our top three executives — Mr. Moffett, Executive Chairman; Mr. Adkerson, Vice Chairman, President and Chief Executive Officer; and Mr. Flores, Vice Chairman of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC. The members of the Office of the Chairman develop and execute our operational and financial strategy. We recognize our leadership structure is unique. We also believe our three top executives are vital to the company’s success in each of our businesses. In light of the history of our company, the current structure of our assets and operations, and the leadership team we currently have in place, the board believes it is the right leadership structure for our company at this time. See the discussion under “Corporate Governance – Board Leadership Structure; Lead Independent Director; Company Response to Stockholder Proposal Regarding Independent Chairman” for more information on why the board believes this leadership structure is right for our company.

2013 Say-On-Pay Vote and Stockholder Engagement

At our annual meeting of stockholders in July 2013, 71% of votes were cast against the advisory vote on our executive compensation program. The message from stockholders was clear. Based on discussions with stockholders before and after the annual meeting, our compensation committee (the committee) set out to make the necessary changes to the company’s executive compensation program.

Our engagement efforts included discussions with over 25 of our largest stockholders. These discussions revealed that the primary concerns were: excessive annual incentive awards, insufficient rigor of our annual incentive program, and CEO-level pay awarded to two individuals. In direct response to stockholder input, we made dramatic changes to our compensation program as part of our new leadership structure.

For more detailed information regarding our engagement efforts this past year, please see “Engagement with Stockholders” on page 4.

Transformation of Our Executive Compensation Program

Our compensation committee undertook a thoughtful process to consider the views of our stockholders and an assessment of how the historic structure of our executive compensation program aligned with long-term stockholders’ interests and furthered our long-term business strategy. After careful consideration, the committee believed the most appropriate course of action was to undertake a comprehensive restructuring of the executive compensation program for our three top executives, who make up the Office of the Chairman. In developing the new program, the committee evaluated the aggregate compensation of our three top executives compared with the aggregate compensation of the three top executives of our peers and other similarly situated companies. Throughout the process, the committee received the full cooperation of the Office of the Chairman.

Our new program significantly decreases compensation for the three members of the Office of the Chairman. While the aggregate compensation is competitive with peers, on an individual basis, target pay for each of our top three executives now stands in the bottom 25th percentile for CEOs at peer companies and at S&P 100 companies. The committee believes that the significant existing stock ownership of our three top executives strongly aligns their interests with those of our stockholders and reduces (but does not eliminate) the need for additional equity awards.

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The chart below highlights the changes made by our 2014 executive compensation program:

2014 Executive Compensation Program
Base Salary	Reduced base salaries of each member of the Office of the Chairman by 50%	Beginning in February 2014, the annual base salary of each of member of the Office of the Chairman was reduced from $2.5 million to $1.25 million. (See page 27 for more details.)
Total Target Direct Compensation	Significantly reduced total target direct compensation of each member of the Office of the Chairman

The total target direct compensation (base salary, annual cash incentive, long-term incentives) of each member of the Office of the Chairman is now $7.5 million, a significant reduction (approximately 60%) from the three-year average of such compensation ($19.2 million) reported for each of Messrs. Moffett and Adkerson for 2011-2013. In developing the new compensation program, the committee evaluated the aggregate compensation of our three top executives compared with the aggregate compensation of the three top executives of our peers and other similarly situated companies.

(See page 22 for more details.)

Annual Incentive Program (AIP)	Implemented a more quantitative annual incentive program for 2014 with reduced payout opportunities	Highlights of our annual incentive program for 2014: • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
		Financial (operating cash flow net of working capital)	50%
		Operational (copper and oil equivalent production volumes)	25%
		Safety	15%
		Environmental & Social Responsibility	10%

•  Annual cash awards now capped at a multiple of base salary (for members of the Office of the Chairman, target — 1x base salary; maximum — 2x base salary) rather than payout opportunities based on a percentage of an award pool.

		• As a result of the reduction in salaries, the annual cash awards, which are based on a multiple of base salary, will be reduced in future AIP payouts.
		• New proposed Annual Incentive Plan, which is being presented to our stockholders for approval for Section 162(m) purposes. (See page 29-30 for more details.)

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Long-Term Incentive Program (LTI Program)	Implemented New LTI Program

Highlights of our new LTI program:

•   Greater emphasis on long-term performance versus annual performance.

•   New performance share unit (PSU) award (50% of LTI program awards), which is payable in shares of stock after a three-year performance period, and all of which is at risk based on performance measured using total stockholder return.

•   Range of payout of the PSUs is 0% to 200% depending on our total stockholder return compared to our peers; if our total stockholder return is equal to or less than 0%, maximum possible payout is capped at 100%.

•   Continued use of stock options (50% of LTI program awards).

(See page 31 for more details.)

Employment Agreements	Termination of Mr. Adkerson’s Employment Agreement

The company and Mr. Adkerson agreed to terminate his existing employment agreement. In consideration of his agreement, Mr. Adkerson received one million restricted stock units (RSUs) (grant date value of approximately $35 million), in lieu of a potential $46 million cash severance payment. The RSUs are fully vested but will not pay out until six months following his retirement from the company. Mr. Adkerson will continue in his current role without an employment agreement.

(See page 34 for more details.)

Modifications to Employment Agreements with Messrs. Moffett and Flores

The company and each of Messrs. Moffett and Flores agreed to modify their existing employment agreements to reflect their reduced salaries. In addition, Mr. Flores’s employment agreement, which we assumed in connection with our acquisition of Plains Exploration, was modified to eliminate any tax gross-ups, the death and disability benefit and the daily automatic renewal provision.

(See page 34 for more details.)

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Impact of New Program – Comparison of Target 2014 Direct Compensation to Average Actual Direct Compensation for 2011-2013

The transformation of our executive compensation program has had an immediate and significant impact. As illustrated in the graph below, 2014 total target direct compensation (the sum of base salary, target annual incentive cash award, and the grant date value of long-term incentives) for each member of the Office of the Chairman is considerably lower than the three-year average of these components as reported in the “Summary Compensation Table” for each of Messrs. Moffett and Adkerson (prior to the 2014 redesign of the program, the committee did not “target” specific pay levels):

The average reported compensation above does not include the value of perquisites, personal benefits, or post-employment compensation for each member of the Office of the Chairman or the RSUs granted to Mr. Adkerson in December 2013 in connection with termination of his employment agreement, which amounts are included in the “Summary Compensation Table” and the supplementary tables beginning on page 38.

Business Overview and 2013 Company Performance Highlights

We are a premier U.S.-based natural resources company with an industry leading global portfolio of mineral assets, significant oil and natural gas resources and a growing production profile. Our portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits, significant mining operations in North and South America, the Tenke Fungurume minerals district in the Democratic Republic of Congo in Africa and significant oil and natural gas assets in the U.S.

We have a clear focus on executing a strategy firmly rooted in maximizing stockholder returns through effectively managing our existing production base, executing on our return-driven growth plans, maintaining a strong balance sheet and returning cash to our stockholders.

The following highlights certain of our accomplishments during 2013:

•	Delivered strong operating performance globally — 12% increase in copper sales

•	Generated operating cash flow for 2013 of $6.5 billion (as adjusted for working capital changes)

•	Completed $19 billion in oil and gas acquisitions and related financings

•	Advanced important projects for profitable future growth

–	Second phase expansion at Tenke completed

–	Morenci Mill expansion nearing completion

–	Initiated expansion at Cerro Verde

–	Grasberg underground development activities advanced

–	New growth opportunities in deepwater Gulf of Mexico identified

–	Lucius deepwater Gulf of Mexico development progressed

–	Inboard lower Tertiary/Cretaceous opportunities identified on Gulf of Mexico shelf and onshore south Louisiana pursued

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•	Obtained two-year extension of PT-FI collective labor agreement without a work stoppage

•	Acted on cost savings strategy and reduced capital expenditures

•	Paid $2.3 billion in common stock dividends

•	Achieved 17% total stockholder return, which placed our company in the top quartile of our peer group

Review of 2013 Executive Compensation Program and Actions

Structure of 2013 Executive Compensation Program

The table below highlights the primary components of our executive compensation program for 2013, which are the components making up our executives’ “total direct compensation.” This program was in place prior to our 2013 “say-on-pay” vote. We also provide our executives with certain personal benefits and perquisites, as well as post-employment compensation, which our committee considers separately from total direct compensation and which are described later in this CD&A.

Component	Form	Performance Metric	Goal
Base Salary	Cash (Fixed)	None	Attract and retain executive officers
AIP	Cash and Equity (At Risk)	Five-Year Return on Investment (ROI)	Maximize cash flows and long-term returns
		Operating Cash Flow	Maximize cash flows and long-term returns
		Copper Prices	Adjusts for impact of commodity prices on cash flows
		Qualitative Assessment	Considers other factors that may warrant a reduction of the award
		Caps on Awards: • Awards could not exceed six times the executive’s salary • Awards exceeding three times the executive’s salary paid in performance-based RSUs	Avoid excessive compensation when the company significantly outperforms targeted metrics
LTI Program	Equity: • Stock Options • Performance-Based RSUs could be awarded pursuant to the AIP (At Risk)	Stock Options were awarded following year-end based on a qualitative assessment of the company’s performance during the year, subject to a four-year vesting period.	Maximize growth of share price over the long-term
		RSUs could be awarded following year-end under the AIP as described above — the award cliff vests after a three-year period and remains subject to the company’s achievement of the ROI metric through the vesting period.	Encourage long term focus in meeting annual performance metrics
		RSUs are subject to potential 20% reduction in value based on total stockholder return (TSR) relative to peers.	Relative TSR metric adjusts for market wide impacts on achievement of performance metrics

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2013 Total Direct Compensation

Our committee views each executive’s “total direct compensation” for a given year as the sum of the executive’s base salary, awards under the AIP for that year (both cash and performance-based RSUs), and the value of other long-term incentives granted in recognition of our performance for that year. As noted above, the 2014 redesign of our executive compensation program had the following immediate impact on our executives’ 2013 total direct compensation:

•	No changes were made to base salaries during 2013.

•	The committee exercised its discretion to significantly reduce awards under the 2013 AIP to the approximate target levels of the AIP awards under the new program.

Executive	Max 2013 AIP Award Based on Results	Actual 2013 AIP Award	Percent Reduced
James R. Moffett	$8,250,000	$1,250,000	(85%)
Richard C. Adkerson	8,250,000	1,250,000	(85%)
James C. Flores*	8,250,000	1,250,000	(85%)
Kathleen L. Quirk	2,150,000	1,100,000	(49%)
Michael J. Arnold	1,820,000	1,000,000	(45%)

*	Mr. Flores was not a participant in the AIP, but pursuant to his agreement with the company was entitled to the same award as Messrs. Moffett and Adkerson.

•

The committee did not make any LTI awards in connection with 2013, instead electing to implement the new program immediately. Although LTI awards were made in early 2014, these awards were structured under the new program and represented a significant decrease in grant date value compared to prior years.

The charts below illustrate the total direct compensation (in millions) of all of our executive officers as a group and for each of Messrs. Moffett and Adkerson for 2011-2013.

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Performance-Based Compensation v. Stock Performance

The following chart illustrates the link between the company’s performance-based compensation (total value of the AIP cash awards, performance-based RSU awards and stock option awards granted for each year) to our named executive officers and the company’s stock performance over the previous three years.

RSU Grant at Termination of CEO Employment Agreement

As noted above, Mr. Adkerson’s employment agreement was terminated on December 19, 2013. The acquisition of Plains Exploration in May 2013 and the resulting new executive management structure resulted in a potential claim by Mr. Adkerson of a “good reason” termination under the terms of his employment agreement. Mr. Adkerson remained committed to the company and the board concluded that it was in the best interests of the company and our stockholders for Mr. Adkerson to continue as the company’s CEO. The board and its advisors worked with Mr. Adkerson to reach a mutually agreeable solution, which included the termination of his employment agreement. In return for terminating the employment agreement, and giving up the contractual right to claim a potential $46 million cash severance payment in 2013, Mr. Adkerson was given a one-time restricted stock unit grant convertible into one million shares of common stock. The restricted stock units cannot convert into common stock any earlier than six months after Mr. Adkerson retires. The grant was valued at $35 million at the time of the grant, which was $11 million less than the potential cash payout under Mr. Adkerson’s employment agreement.

We believe this action served the best interests of our stockholders by terminating the more expensive severance package set forth in the employment agreement while retaining an experienced and skilled CEO at a time of significant transformation of our company, while simultaneously converting a potential right to receive immediate cash into a stock grant that further aligns Mr. Adkerson’s incentives with stockholder returns, and defers the monetization of the grant until after Mr. Adkerson’s retirement.

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives, assessing the competitive environment for executive talent, and understanding various constituencies. The committee values stockholder perspectives as an element of the review process. The committee hears stockholder views both through the broad feedback mechanism of the annual say-on-pay vote on executive compensation, and through direct conversations with investors that allow us to gather more nuanced insights. The committee also has a philosophical perspective that guides the design of the compensation program in the form of best practices.

Below we list the compensation practices to which we are committed and the practices that we have rejected because we do not believe they enhance the performance of the company and the long-term value for stockholders.

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What We Do:

Pay for Performance — a significant portion of target direct compensation for our executive officers (83% for our top three executive officers in 2014) is tied to performance of our company and increases in our stock price.
Limit on Total Target Incentive Compensation — beginning in 2014, total target incentive awards under our AIP and LTI programs that may be received in any one year by our three top executive officers will not exceed 5x base salary.
Clawback Pay — we may recover incentive awards paid based on restated financial statements under certain circumstances.

What We Don’t Do:

No Excise Tax Gross-Ups — we have eliminated all excise tax gross-up provisions from our change in control arrangements with our executive officers.
No Single Trigger Cash Payments — our change of control arrangements only provide for cash payments related to a change of control if the executive also experiences an actual or constructive termination of employment within one year of the change of control
No Single Trigger Vesting of Equity — equity-based awards granted by the company since February 2012 will not accelerate upon a change in control, and will only accelerate upon the recipient’s actual or constructive termination of employment within one year of the change of control.
No Hedging of Company Stock — our insider trading policy prohibits our executives and directors from entering into hedging arrangements with respect to our securities.

No Excessive Pledging of Company Stock — our insider trading policy provides the following limits on the ability of our executives and directors to pledge our securities:

•  our securities may not be pledged as collateral for a margin loan,

•  the executive or director must notify the company prior to execution of the pledge,

•  the executive or director must establish that he or she has the financial capacity to repay the loan without resort to the pledged securities, and

•  any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

•	Pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results,

•	Align compensation with the interests of stockholders, and

•	Provide a competitive level of compensation to retain talent.

In order to achieve these goals, our committee believes that not only should a significant portion of the named executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value.

The measures used to assess performance for 2013 were operating cash flow and ROI, the key metrics in our AIP. As discussed in more detail below, as part of our redesigned executive compensation program for 2014, we have modified the performance metrics. Under our new program, the primary elements of the performance-based pay are (1) the awards under our AIP, which utilizes operating cash flow, as well as operational, safety, environmental and social responsibility metrics to measure performance, and (2) awards under our LTI program, which focus on stock price appreciation and total stockholder return.

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Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2013 were base salaries and annual incentive awards, as the committee did not grant any long-term incentive awards for 2013. In addition, we provide our executives with certain personal benefits and perquisites, as well as post-employment compensation. The following is an explanation of each principal component of our executive compensation program, including a description of our committee’s compensation decisions for 2013 and how each component has been impacted by our redesign of the program for 2014.

Base Salaries

How base salaries support our compensation philosophy and objectives:

•   Base salaries help us meet the objective of attracting and retaining the key talent and executive officers needed to manage our business successfully.

•   Fixed compensation in the form of base salary represents a small portion of our executive officers’ compensation, reflecting our goal to allocate more compensation to the performance-dependent elements of the total compensation package.

Individual base salary amounts reflect our committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. We have not increased the base salaries of our executive officers since May 2007. The base salaries of Messrs. Moffett and Flores and Ms. Quirk are contractually set pursuant to their employment agreements.

What’s New for 2014: Base Salaries

As part of the redesign of our executive compensation program, we reduced the base salaries of our three top executives by 50%, from $2.5 million to $1.25 million. In addition to reducing the level of fixed compensation each of these executives will be entitled to, the salary reductions also result in the following:

•   Under the new program, AIP awards are based on a multiple of base salary, and thus the reduced salaries will also operate to reduce future AIP payouts.

•   For Messrs. Moffett and Flores, under their respective agreements with the company, their base salaries are components of the calculations determining the cash severance payments each would be eligible to receive upon certain terminations of employment before and after a change in control, and thus those potential benefits have also been reduced.

Annual Incentive Awards

Our AIP is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth. The following is a description of the structure of the program as approved by the committee in early 2013, as well as how the payouts were impacted by our redesign of the program for 2014.

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How the overall design of the 2013 AIP supports our compensation philosophy and objectives:

•   It encourages the entrepreneurial spirit of the organization and the alignment of executive management with stockholder objectives.

•   Its focus on operating cash flow and returns on invested capital reflects our business goals and objectives, including long-term returns for our stockholders.

•   The variability of cash flows associated with changes in commodity prices, fluctuations in production volumes, cost management and other business conditions, closely aligns management and stockholder interests.

•   Its cap on overall awards to six times the executive’s base salary limits the value of awards while providing significant compensation opportunities if the company’s performance warrants high payouts.

•   Mandating that all payments over three times the executive’s base salary be made in performance-based RSUs having an equivalent value converts a portion of the annual award to a long-term incentive dependent upon the company’s continued performance.

General Structure of the AIP for 2013. The 2013 AIP was based on a plan approved by our stockholders in 2009, and its design was intended to provide compensation opportunities that reflected the performance of our business, which may vary significantly from year to year. The financial measure used to fund the AIP pool was operating cash flow, excluding working capital changes, reflecting our committee’s belief that operating cash flow is a meaningful indicator of overall performance for our company.

As set forth in the plan, the committee allocated a percentage of the plan funding amount to each participant at the beginning of the year. If our five-year ROI (as defined in the AIP) was 6% or greater, our executive officers would share in a plan funding amount equal to 0.625% of our operating cash flow, as adjusted. After the end of the year, our committee then used its discretion to determine the payouts under the plan for the year, subject to the following program guidelines approved by the committee in 2011 and the committee’s discretion to reduce payouts:

•

Individual Caps Under the AIP — No participant in the AIP could receive an award having an aggregate value in excess of six times his or her salary. In addition, the total value of the cash award under the AIP could not exceed three times the executive’s salary.

•

Increased the Rigor of the AIP Performance Measure as Copper Prices Increase — The company’s operating cash flows are significantly impacted by changes in copper prices. Accordingly, as an additional overlay to the AIP metrics and the individual award caps, our committee adopted a matrix of potential awards, expressed as a multiple of salary, designed to increase the rigor of the ROI performance metric as copper prices would increase. If copper prices increased but ROI did not also increase, the individual cap would be reduced as set forth in the table below. The matrix was only applicable if the average consolidated realized copper price reported for the year was above $2.50 per pound.

Average Copper Price per Pound	Salary Multiples — Annual ROI Thresholds
	2x	3x	4x	5x	6x
$2.51-$3.00	6%	7%	10%	13%	16%
$3.01-$3.50	9%	10%	13%	16%	19%
$3.51-$4.00	12%	13%	16%	19%	23%
>$4.01	15%	17%	20%	23%	27%

•

TSR Condition Applicable to AIP Awards Delivered as Performance-Based RSUs — Any RSUs previously granted as part of the AIP will cliff vest after three years if the ROI measure has been achieved, with 20% of the award subject to forfeiture if our TSR for the three-year period ending on the December 31st prior to the vesting date is below the median TSR of the peer group set forth in the award agreement.

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Determination of 2013 AIP Awards. In January 2013, we assigned each of our executive officers (other than Mr. Flores) a percentage of the aggregate plan funding amount under the stockholder-approved AIP for 2013: 40% to each of Messrs. Moffett and Adkerson, 11% to Ms. Quirk and 9% to Mr. Arnold. These allocations were based on each officer’s position and were consistent with the prior year’s allocations. Mr. Flores, who joined our company in May 2013 upon our acquisition of Plains Exploration, was not a participant in the 2013 AIP. Pursuant to his agreement with the company, however, he was entitled to receive the same annual incentive opportunity as each of Messrs. Moffett and Adkerson.

•

Quantitative Measures. For 2013, operating cash flow as adjusted for working capital changes as reflected in our consolidated statements of cash flows was $6.5 billion, thus producing a maximum plan funding amount of $40.7 million. During the five-year period ending in 2013, the average ROI was 27.7%, exceeding the required target. In addition, under the copper price guidelines, the average recorded copper price per pound was $3.30 and the 2013 ROI was 10.9%, allowing for a guideline maximum payout opportunity of 3.3 times base salary for each executive, subject to the maximum plan funding amount and the committee’s discretion to reduce the awards after review of the qualitative measures.

•

Qualitative Review and 2013 Payout Decisions. In reviewing the quantitative results discussed above, the committee also remained mindful of the views of our stockholders regarding pay magnitude and evaluated the potential payouts under the 2013 program with reference to the redesigned AIP structure for 2014. Based on these factors and pursuant to its discretionary authority to reduce awards, the committee reduced the 2013 payouts to the target level for our top three executives and to the approximate target level for our other executive officers each would have received under the new program. As noted in the Executive Summary, this resulted in a 85% reduction of the award for our three top executive officers and a 45-49% reduction for our other executive officers. In addition, the committee did not elect to pay any portion of the award in performance-based RSUs.

What’s New for 2014: Annual Incentive Program
As part of the redesign of our executive compensation program, the committee approved a new annual incentive program. This new program represents a significant change from our prior program, which utilized a “pool concept” that was funded based on specific stockholder approved goals and focused on the committee’s exercise of negative discretion to reduce awards under the pool. Under the new program, each executive will have a target award based on a multiple of salary, and will earn annual cash awards based on the company’s performance relative to defined goals established by the committee each year.

Some highlights of the program for 2014 include:

• The target annual incentive award for each of Messrs. Moffett, Adkerson and Flores will be 100% of base salary, or $1.25 million.

• The target for each of Ms. Quirk and Mr. Arnold will be 175% of base salary.

•   Annual cash incentive payments for threshold performance will start at 50% of target with maximum performance earning 200% of target, although the committee retains the right to reduce the payment to 0% of target.

For 2014, the committee established performance goals in three categories that it believes effectively target the performance of the company, with each category accounting for a specific percentage of the target award as follows:

Performance Category	Performance Metrics	Weighting
Financial	Operating Cash Flow Excluding Working Capital Changes	50.0%
Operational	Copper Production Volumes	17.5%
	Oil Equivalents Production Volumes	7.5%
Safety and Environmental/Social Responsibility	Safety	15.0%
	Environmental & Social Responsibility	10.0%

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Each performance metric will be evaluated against a target goal, with payout levels defined for threshold (70% of the target goal), target and maximum (130% of the target goal) levels of performance. If performance falls within these levels, a sliding scale will be used to determine the appropriate payout.

The objective performance goals applicable to the financial and operational metrics have been structured under our new Annual Incentive Plan, which is being presented to stockholders for approval at the annual meeting in order to qualify the amounts paid for deductibility under Section 162(m) of the Internal Revenue Code (Section 162(m)). As set forth in the proposed plan, the committee retains the discretion to structure compensation arrangements outside of the new plan that may not be deductible under Section 162(m) and for 2014, the portion of the new program based on safety, environmental and social responsibility has not been designed to be deductible under Section 162(m).

Long-Term Incentive Awards

Long-term incentives granted by the company have historically been in the form of stock options, RSUs, or a combination of the two. Since 2009, our committee’s practice has been to make annual equity-based awards to the executives in the form of stock options. Performance-based RSUs have also been granted to our executives as part of the AIP as discussed above.

How long-term incentive awards, specifically stock options, support our compensation philosophy and objectives:

•    Long-term incentives are a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•    Stock options align our executives’ interests with those of our stockholders as the stock option’s value is dependent on an increase in our stock price. The committee recognizes that some of our institutional stockholders have referenced the limitations of stock options. Based on the past experience of our company, our committee believes that stock options continue to be an excellent performance-based compensation vehicle that links executive compensation to stockholder return.

•    We have also provided long-term incentive awards in the form of performance-based RSUs in connection with the AIP, which strengthen focus on stock price performance and encourage executive ownership of our stock.

Our committee has always considered the value of the options on the grant date but did not historically use this to determine the appropriate grant level due to the significant changes in value that can occur from one year to the next. Beginning with awards made in February 2011, our committee considered both the number of options granted and the grant date values when approving awards. For awards made for 2012 (granted in January 2013), the committee approved awards with a grant date fair value that was consistent with the options awarded the prior year and approximately 50% less than the value of the options awarded for 2010.

Until the redesign of our executive compensation program in early 2014, the committee had historically granted stock options for a given year following the completion of that year, after evaluating the company’s performance for the year. In addition, awards of performance-based RSUs granted in connection with the AIP were also granted at that time as part of the payout determinations under the AIP. For 2013, the committee did not grant any stock options, nor did it pay any portion of the 2013 AIP in performance-based RSUs. As noted above, the stock options and performance-based RSUs awarded in January 2013 are viewed by the committee as part of 2012 total direct compensation and were described in the CD&A included in our 2013 proxy statement. In accordance with SEC regulations, however, these awards are reflected in the “Summary Compensation Table” because they were granted during 2013. Under our new program, the committee will be granting long-term incentive awards at the beginning of the applicable year, thus the timing of the disclosure will now correspond to the committee’s view of the compensation.

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What’s New for 2014: LTI Program – Performance Share Units
As part of the redesign of our executive compensation program, the committee restructured the long-term incentive program. Under the new program, our executive officers will receive grants of performance share units (PSUs) and stock options. Under the new program:

• For Messrs. Moffett, Adkerson and Flores, the aggregate grant date value of the target PSUs awarded and stock options awarded will be equal to four times base salary.

• For Ms. Quirk and Mr. Arnold, the aggregate grant date value of the target PSUs awarded and stock options awarded will be equal to five times base salary.

• The awards will be equally split between PSUs and stock options.

• After considering various performance metrics, the committee concluded that a relative stockholder return metric was appropriate for the PSU component for the LTI Program.

The PSUs will vest after a three-year performance period based on the company’s total stockholder return compared to the total stockholder return of the new peer group (see page 35 for information about the companies in the new peer group). The executives will earn between 0% and 200% of the target PSU award based on the company’s rank compared to the peer companies; provided, however, that if the company’s total stockholder return is equal to or less than 0%, the maximum that can be earned is 100% of the target award. Earned awards will be determined as specified in the following table:

FCX Rank	FCX TSR >0% Performance Share Payout %	FCX TSR </=0% Performance Share Payout %
1-2 (>87th percentile)	200%	100%
3	180%	100%
4	160%	100%
5	140%	100%
6	120%	100%
7-8 (50th-56th percentile)	100%	100%
9	80%	80%
10	60%	60%
11	40%	40%
12-16 (<25th percentile)	0%	0%

As in the past, stock options will vest ratably over a four-year period. The future value of the stock options will be solely dependent on an increase in the company’s stock price from the grant date.

Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In recent years we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Many of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters. Our committee also recognizes the high degree of integration between the personal and professional lives of these executive officers, and that these benefits ensure the security of the company’s proprietary information by enabling our officers to conduct business while traveling without concern that company information will be compromised.

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Realizable Pay

In addition to reviewing total direct compensation, the committee also believes that it is important to review and assess “realizable” compensation over the last three years for our Chairman and CEO (due to Mr. Flores’ limited tenure with the company, this analysis was not performed for him). Realizable compensation differs from the amounts shown in the “Summary Compensation Table” required by the SEC, which appears on page 38, and is not a substitute for that table. Realizable compensation only includes the following elements of compensation found in the “Summary Compensation Table,” and the valuation of certain of these elements differs as noted below:

•	Base salary for the three-year period (this value is equivalent to the aggregate value in the “Summary Compensation Table”),

•	Cash awards under the AIP for the three-year period (this value is equivalent to the aggregate value in the “Summary Compensation Table”),

•	For performance-based RSUs that were granted during the three-year period:

–	the value of such awards at vesting; or

–

for unvested awards, the value as of the end of the three-year period (this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the performance-based RSUs granted during the three-year period)

•	For stock options that were granted during the three-year period:

–	the value received upon exercise of such awards; or

–

for unexercised stock options, the value as of the end of the three-year period based on the Black-Scholes-Merton pricing model (this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the stock options granted during the three-year period).

As shown in the graph below, realizable compensation for each of our Chairman and CEO for the three-year period was lower than his aggregate reported compensation in the “Summary Compensation Table,” primarily resulting from our actual stock price performance over the three-year period. Specifically, the decline in our stock price during the three-year period impacted both the actual value received by each of our Chairman and CEO in connection with vested performance-based RSUs and also the value of outstanding awards at the end of the period. In contrast, the values included in the “Summary Compensation Table” for these awards are the grant date fair values and thus do not reflect the impact of future stock price performance.

Chairman and CEO

Realizable Compensation

(2011-2013)

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2013 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan and a supplemental executive retirement plan, as well as change of control and severance benefits to certain executives.

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Nonqualified Defined Contribution Plan

We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as other employees. The plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (the 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 6% contribution. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Executive Retirement Plan

We established an unfunded supplemental executive retirement plan (SERP) for Messrs. Moffett and Adkerson in February 2004. Our committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement or the completion of 25 years of credited service, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years. Income associated with option exercises or the vesting of RSUs is not considered in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

Change of Control and Severance Benefits

As of the end of 2013, we provided Messrs. Moffett and Flores and Ms. Quirk with contractual protections in the event of a change of control, and have also entered into employment agreements with each of these executives that provide additional severance benefits. We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. Following the amendment of Mr. Flores agreement in February 2014 (discussed below), we do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

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We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). In addition, beginning with the awards we granted in early 2012, our long-term incentive awards, including the stock options and RSUs granted to the executives, provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control.

As described in more detail below under “Potential Payments Upon Termination or Change of Control,” Messrs. Moffett and Flores and Ms. Quirk would also be entitled under their employment agreements to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. Our committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package.

What’s New For 2013 and 2014: Employment Agreement Termination and Modifications

Concurrent with our overall review of our compensation program, in mid-2013 our company significantly expanded its operations through the acquisition of two oil and gas companies. These acquisitions added a portfolio of oil and gas assets to our global mining business to create a significant U.S.-based natural resources company. In connection with these acquisitions, Mr. Flores, the former president and chief executive officer of Plains Exploration, was appointed a Vice Chairman of our Board and the President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC, and we agreed to assume his employment agreement with Plains Exploration, subject to certain revisions.

The acquisition of Plains Exploration and the resulting new executive management structure resulted in a potential claim by Mr. Adkerson of a “good reason” termination under the terms of his employment agreement, which could have resulted in his resignation and the payment of $46 million in cash. The board concluded that it was in the best interests of the company and our stockholders for Mr. Adkerson to continue as the company’s CEO. The board and its advisors worked with Mr. Adkerson to reach a mutually agreeable solution to encourage Mr. Adkerson’s retention while reducing the amounts due under the terms of his agreement.

In connection with adopting the new executive compensation program, the board acted to address issues relating to the employment agreements with each of the company’s three top executives.

•

In December 2013, the board and Mr. Adkerson negotiated an agreement pursuant to which Mr. Adkerson agreed to forego any rights under his employment agreement and, as an incentive to Mr. Adkerson for his continued service, he received a one-time restricted stock unit grant convertible into one million shares of common stock ($35 million at the time of the grant), which had a value substantially less than the potential cash severance payment and deferred monetization until after Mr. Adkerson’s retirement. As a result of this negotiated arrangement, Mr. Adkerson agreed to continue serving as CEO without an employment agreement.

•	In February 2014, the board and Mr. Moffett amended his employment agreement to reflect his new reduced base salary.

•

Also in February 2014, the board and Mr. Flores amended his employment agreement to reflect his new reduced base salary and to eliminate all tax gross-ups, the lump sum payment that would have been due upon his death or disability and the provision providing for the daily automatic renewal of the agreement. As a result, Mr. Flores’ employment agreement now has a five-year term ending in February 2019, subject to one-year extensions unless the committee provides prior notice that it does not wish to extend the term.

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Compensation Processes and Policies

Role of Advisors

Our committee has engaged Pay Governance LLC as its independent executive compensation consultant since February 2010. Consistent with our committee’s longstanding policy, Pay Governance will not provide, and has not provided, any services to the company’s management. As required by SEC rules, the committee has assessed the independence of Pay Governance and concluded that Pay Governance’s work did not raise any conflicts of interest. A representative of Pay Governance attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

Following our acquisitions of oil and gas companies in mid-2013, Pay Governance worked with the committee and management to structure a new peer group that would better align with the company’s transformation to a natural resources company. The committee sought to identify peers engaged in international mining activities or oil and gas exploration and production activities. The committee recognized that there are a limited number of international public mining companies of a similar size, scale and complexity as the company. The committee also considered the appropriate mix of mining and oil and gas companies and concluded that two-thirds mining and one-third oil and gas was the appropriate combination. In addition, the committee considered key business competitors that the company has internally tracked for performance and other purposes. The committee determined that the following companies were appropriate peers for us to compare both our executive compensation programs and our performance:

Mining Companies	Oil and Gas Companies
Anglo American plc	Anadarko Petroleum Corporation
Antofagasta plc	Apache Corporation
Barrick Gold Corporation	ConocoPhillips
BHP Billiton Limited	Devon Energy Corporation
Glencore Xstrata plc	Occidental Petroleum Corporation
Newmont Mining Corporation
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

Pay Governance has worked extensively with the committee over the last few years to evaluate our executive compensation program and recommend changes to the program to respond to investor concerns, as evidenced by the significant changes that were implemented during 2013 and 2014.

Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity, such as stock options, RSUs and, beginning in 2014, PSUs.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. We revised the guidelines in January 2013 to exclude pledged

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shares from the definition of “ownership” for purposes of the guidelines. As of December 31, 2013, all of our executive officers had exceeded their target ownership level.

Executive	Ownership Requirement	Actual Ownership Level as of December 31, 2013 (Using 1-year trailing average stock price)
Mr. Moffett	5x base salary	30x base salary
Mr. Adkerson	5x base salary	22x base salary
Mr. Flores	5x base salary	106x base salary
Ms. Quirk	3x base salary	22x base salary
Mr. Arnold	3x base salary	17x base salary

These ownership levels reflect their individual commitments to align their interests with those of our stockholders and provide our executives with an incentive to maximize the value of our stock over the long term. For more information regarding the current stock holdings of our executive officers, please see “Stock Ownership of Directors and Executive Officers.”

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to have to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by Dodd-Frank.

Risks Arising from Compensation Policies and Practices

After reviewing the company’s significant compensation programs, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our use of operating cash flow as a performance metric for executives and management level employees, which we believe is a meaningful indicator of our performance; the multi-year vesting of equity awards that promotes focus on the long-term operational and financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Section 162(m)

Section 162(m) of the Internal Revenue Code (the Code) limits to $1 million a public company’s annual tax deduction for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future as it deems necessary to appropriately compensate our executive team.

The 2013 AIP was designed to meet the requirements of Section 162(m) of the Code by setting an objective performance target and a maximum funding amount. Under the plan, once the performance target had been achieved, the committee retained the discretion to reduce or eliminate the award pool and the awards to specific officers. Accordingly, this plan design preserved the company’s tax treatment of these awards as “performance-based” under

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Section 162(m), but gave the committee flexibility in operating the plan. If approved by our stockholders at the annual meeting, the new Annual Incentive Plan (see Proposal No. 4) will also provide the committee the ability to structure annual incentive awards in the future that are designed to qualify as performance-based compensation under Section 162(m).

With respect to the compensation received by our named executive officers in 2013, the stock options and the awards under our AIP are designed to qualify for the exclusion from the deduction limitation under Section 162(m).

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation

Committee on April 22, 2014:

H. Devon Graham, Jr., Chairman

Dustan E. McCoy, Vice Chairman

Robert J. Allison, Jr.

Charles C. Krulak

Bobby Lee Lackey

Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. The amounts reflected in the Stock Awards and the Option Awards columns for 2013 were awarded in January 2013 for performance in 2012. For a more detailed discussion of our executive compensation program, including recent changes to our program, see the section titled “Compensation Discussion and Analysis” beginning on page 18.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
James R. Moffett Chairman of the Board	2013 2012 2011	$2,500,000 2,500,000 2,500,000	$9,860,216 4,746,016 7,768,290	$4,941,000 5,190,900 10,300,000	$1,250,000 — 6,000,000	$1,644,729 1,490,722 1,357,042	$ 1,644,603 1,771,778 2,160,511	$21,840,548 15,699,416 30,085,843
Richard C. Adkerson Vice Chairman, President and Chief Executive Officer	2013 2012 2011	2,500,000 2,500,000 2,500,000	9,860,216 4,746,016 7,768,290	4,941,000 5,190,900 10,300,000	1,250,000 — 6,000,000	— — 2,188,032	36,709,323 1,574,460 1,867,544	55,260,539 14,011,376 30,623,866
James C. Flores (6) Vice Chairman of the company and President and Chief Executive Officer of Freeport- McMoRan Oil & Gas LLC	2013	1,461,795	—	—	1,250,000	—	353,190	3,064,985
Kathleen L. Quirk Executive Vice President, Chief Financial Officer and Treasurer	2013 2012 2011	650,000 650,000 650,000	3,286,739 1,542,440 2,286,248	1,647,000 1,730,300 3,090,000	1,100,000 — 1,625,000	— — —	159,822 132,756 192,440	6,843,561 4,055,496 7,843,688
Michael J. Arnold Executive Vice President and Chief Administrative Officer	2013 2012 2011	550,000 550,000 550,000	1,643,369 1,305,134 1,797,840	1,482,300 1,573,000 2,472,000	1,000,000 1,200,000 1,375,000	— — —	156,706 134,633 188,809	4,832,375 4,762,767 6,384,489

(1)	Reflects the aggregate grant date fair value of performance-based restricted stock units (RSUs). The grant date fair value of RSUs awarded in January 2013 was calculated using a Monte Carlo simulation model as described in Note 10 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Each RSU granted in 2013 represents a contingent right to receive one share of our common stock on February 15, 2016, if our five-year return on investment is 6% or greater, with 20% of the award subject to forfeiture if our total stockholder return (TSR) for the three-year period ending on December 31, 2015 is below the median TSR of our peer group. The maximum aggregate grant date value of the 2013 stock awards for each of the named executive officers assuming maximum payout of the RSUs is as follows: for each of Messrs. Moffett and Adkerson—$10,503,000, for Ms. Quirk—$3,501,000 and for Mr. Arnold—$1,750,500. These RSUs were granted as part of the 2012 annual incentive program. For more information regarding RSUs granted to the named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 18.

(2)	Reflects the grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes-Merton option valuation model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in fiscal years 2011 through 2013, refer to Notes 1 and 10 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. Historically, the compensation committee has viewed options granted in a given year as relating to the prior year’s compensation. For more information regarding options granted to the named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 18.

(3)	The amounts reported for Messrs. Moffett, Adkerson and Arnold and Ms. Quirk reflect the annual cash incentive payments received under our annual incentive program. As described in the section titled

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“Compensation Discussion and Analysis,” Mr. Flores was entitled to receive the same award earned under the program by Messrs. Moffett and Adkerson.

(4)	Includes the change in actuarial value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson in 2011, 2012 and 2013. See the section titled “Retirement Benefit Programs” beginning on page 43 for more information. Mr. Adkerson had a negative change in the actuarial present value of the supplemental executive retirement plan benefit in the amount of $598,635 during 2013.

(5)	The amounts reported for 2013 are shown in the table below and reflect all perquisites and other personal benefits and (A) amounts contributed by the company to defined contribution plans, which includes both the ECAP and the nonqualified defined contribution plan; (B) the dollar value of life insurance premiums paid by the company; and (C) the dollar value of interest credited on dividend equivalents on unvested RSUs during 2013.

For Mr. Adkerson, the amount reported also includes the aggregate grant date fair value of RSUs awarded in connection with the termination of his employment agreement in December 2013, which was $35,190,000. For more information, see the section titled “Compensation Discussion and Analysis” beginning on page 18.

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Messrs. Moffett and Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, and for Mr. Flores, personal use of company owned aircraft, which includes maintenance expenses, fuel costs, crew travel expenses, in-flight food and beverage services, parking, ramp and landing fees, airport taxes and similar fees directly related to the flight, (c) personal use of company personnel, (d) personal and business use of company cars and security services, which includes annual driver compensation and annual car lease and insurance costs, (e) our premium payments for personal excess liability insurance, and (f) for Mr. Flores, club dues, of which we believe only a portion represent a perquisite and was previously provided to Mr. Flores under his employment agreement with Plains Exploration, which we assumed in connection with our acquisition of Plains Exploration. The amounts reflect the incremental cost to the company.

The aggregate incremental cost to the company of Messrs. Moffett, Adkerson and Flores’ personal use of aircraft does not include the lost tax deduction for expenses that exceeded the amounts reported as income for each executive, which for fiscal year 2013 was approximately $118,212 for Mr. Moffett, $142,316 for Mr. Adkerson and $872,352 for Mr. Flores.

2013 All Other Compensation

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage	Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Club Dues	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents	Employment Agreement Termination Award
Mr. Moffett	$20,000	$193,272	$114,073	$143,072	$4,791	—	$847,806	$219,681	$101,908	—
Mr. Adkerson	20,000	283,788	51,813	169,725	4,791	—	847,806	39,492	101,908	$35,190,000
Mr. Flores	—	330,266	—	—	—	$4,949	—	1,842	16,133	—
Ms. Quirk	2,300	—	—	—	1,575	—	119,955	3,450	32,542	—
Mr. Arnold	17,617	—	—	899	1,575	—	105,305	8,316	22,994	—

(6)	Mr. Flores became an executive officer upon our acquisition of Plains Exploration on May 31, 2013. Accordingly, amounts reflect compensation to Mr. Flores from May 31, 2013 through December 31, 2013.

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Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target (1)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards
James R. Moffett AIP – Cash Award AIP – RSU Award Options	— 01/29/13 01/29/13	$7,500,000 — —	— 300,000 —	— — 450,000	— — $35.01	— $9,860,216 4,941,000
Richard C. Adkerson AIP – Cash Award AIP – RSU Award Options	— 01/29/13 01/29/13	7,500,000 — —	— 300,000 —	— — 450,000	— — 35.01	— 9,860,216 4,941,000
James C. Flores AIP – Cash Award	—	7,500,000	—	—	—	—
Kathleen L. Quirk AIP – Cash Award AIP – RSU Award Options	— 01/29/13 01/29/13	1,950,000 — —	— 100,000 —	— — 150,000	— — 35.01	— 3,286,739 1,647,000
Michael J. Arnold AIP – Cash Award AIP – RSU Award Options	— 01/29/13 01/29/13	1,650,000 — —	— 50,000 —	— — 135,000	— — 35.01	— 1,643,369 1,482,300

(1)	For 2013, the annual incentive plan utilized a funding pool concept, whereby the participating executives were each allocated a percentage of an award pool that was funded based on the company’s achievement of the performance metrics under the plan. The compensation committee could then exercise discretion to reduce the actual awards. There were no threshold, target or maximum levels established by the compensation committee. The amounts reported represent the estimated maximum possible annual cash incentive payments that could have been received by each named executive officer pursuant to the annual incentive plan for 2013. These estimated amounts were calculated by multiplying the percentage of the award pool under the plan allocated to each officer for 2013 by the maximum plan funding amount produced for the 2012 plan year and applying the annual incentive plan cash cap of three times each executive’s base salary. For more information, see the section titled “Compensation Discussion and Analysis” beginning on page 18. The actual cash amounts paid in early 2014 to each named executive officer pursuant to the annual incentive plan for 2013 were $1,250,000 for each of Messrs. Moffett and Adkerson, $1,100,000 for Ms. Quirk and $1,000,000 for Mr. Arnold, as reflected in the “Summary Compensation Table.” As described in the section titled “Compensation Discussion and Analysis,” Mr. Flores was entitled to receive the same award earned under the program by Messrs. Moffett and Adkerson. Accordingly, Mr. Flores received $1,250,000.

(2)	These awards represent performance-based RSUs awarded to the executive officers in January 2013 as part of the 2012 annual incentive program. Messrs. Moffett and Adkerson and Ms. Quirk received 100% of their 2012 annual incentive program award in the form of performance-based RSUs. Mr. Arnold received his 2012 annual incentive program award in a combination of cash and performance-based RSUs. As Mr. Flores became an executive officer upon our acquisition of Plains Exploration on May 31, 2013, he did not receive performance-based RSUs awarded as part of the 2012 annual incentive program. For more information regarding RSUs granted to the named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 18.

(3)	These awards represent options granted to the executive officers in January 2013 for performance in 2012. The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

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Outstanding Equity Awards at December 31, 2013

	Option Awards (1)						Stock Awards (2)
Name	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Unearned Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
James R. Moffett	02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13	* * * * * * * * *	175,500 270,000 270,000 243,000 243,000 243,000 216,000 216,000 189,000 750,000 250,000 750,000 250,000 82,500 —	— — — — — — 27,000 54,000 81,000 — — 250,000 250,000 247,500 450,000	$31.070 30.830 36.760 22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010	02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23	—	—	453,537	$17,116,486
Richard C. Adkerson	02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13	* * * * * * * * *	108,000 189,000 189,000 162,000 162,000 162,000 162,000 135,000 135,000 3,000,000 250,000 1,000,000 500,000 330,000 450,000	— — — — — — — — — — — — — — —	31.070 30.830 36.760 22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010	02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23	—	—	453,537	17,116,486
James C. Flores	12/30/10 06/01/11 06/01/12	* * *	1,350 5,400 5,400	— — —	31.820 32.600 16.340	12/30/20 06/01/21 06/01/22	257,436	$9,715,635	—	—
Kathleen L. Quirk	02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 02/03/04 02/01/05 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13	* * * * * * * * *	13,500 13,500 16,200 40,500 40,500 40,500 36,450 32,400 28,350 75,000 371,500 1,000,000 300,000 225,000 75,000 27,500 —	— — — — — — 4,050 8,100 12,150 — — — — 75,000 75,000 82,500 150,000	31.070 30.830 36.760 22.650 27.860 11.930 29.130 31.950 24.080 18.383 18.520 36.460 12.295 36.255 55.640 46.730 35.010	02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 02/03/14 02/01/15 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23	—	—	148,471	5,603,296
Michael J. Arnold	05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13		700,000 180,000 180,000 60,000 25,000 —	— — 60,000 60,000 75,000 135,000	36.460 12.295 36.255 55.640 46.730 35.010	05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23	—	—	90,195	3,403,959

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*	Represents stock options granted by McMoRan Exploration that converted to company stock options in connection with our acquisition of McMoRan Exploration on June 3, 2013.

(1)	Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options granted by the company prior to 2012 will become immediately exercisable in the event of a change in control of the company (as defined in the applicable agreement), and stock options granted by the company in 2012 and 2013 will only become immediately exercisable if there is a qualifying termination of employment following a change in control.

(2)	Represents RSUs held by the named executive officers, which will vest and be paid out in shares of our common stock as set forth in the table below, provided that, with respect to the RSUs held by each named executive officer other than Mr. Flores, the average return on investment for the five calendar years preceding the year of vesting is at least 6%. In addition, the RSUs vesting on February 15, 2015 and 2016 are subject to a 20% reduction if our total TSR for the three-year period ending on December 31, 2014 and 2015, respectively, is below the median TSR of a peer group.

Name	RSUs		Vesting Date
Mr. Moffett	46,539 106,998 300,000		02/15/14 02/15/15 02/15/16
Mr. Adkerson	46,539 106,998 300,000		02/15/14 02/15/15 02/15/16
Mr. Flores	28,962 28,962 28,962 20,916 20,916	* * * * *	03/31/14 03/31/15 03/31/16 03/31/17 03/31/18
Ms. Quirk	13,697 34,774 100,000		02/15/14 02/15/15 02/15/16
Mr. Arnold	10,771 29,424 50,000		02/15/14 02/15/15 02/15/16

*	Represents RSUs granted by Plains Exploration that converted to company RSUs in connection with our acquisition of Plains Exploration on May 31, 2013.

In addition to the 128,718 stock-settled RSUs described above, Mr. Flores holds 128,718 RSUs that will vest and be paid out in cash as follows.

Name	RSUs		Vesting Date
Mr. Flores	42,906 42,906 42,906	* * *	03/31/14 03/31/15 03/31/16

*	Represents RSUs granted by Plains Exploration that converted to company RSUs in connection with our acquisition of Plains Exploration on May 31, 2013.

(3)	Effective January 30, 2007, the compensation committee of the board amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in 2017 and thereafter was determined by reference to the closing price of our common stock. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

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(4)	For Mr. Adkerson, the number of RSUs does not include the 1,000,000 RSUs granted in connection with the termination of his employment agreement in December 2013. These RSUs were vested at grant and are reflected in the “Nonqualified Deferred Compensation” table.

(5)	The market value of the unvested RSUs reflected in this table was based on the $37.74 closing market price per share of our common stock on December 31, 2013.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
James R. Moffett	—	—	100,035	$3,505,226
Richard C. Adkerson	—	—	100,035	3,505,226
James C. Flores	—	—	—	—
Kathleen L. Quirk	15,000	$385,763	31,786	1,113,781
Michael J. Arnold	—	—	26,600	932,064

(1)	The value realized on exercise of options is based on the difference between the closing sale price on the date of exercise and the exercise price of each option. The options exercised by Ms. Quirk would otherwise have expired shortly thereafter. Ms. Quirk held the shares that she received upon exercise of the options.

(2)	The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded nonqualified defined contribution plan (NQDC plan) for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2013 for each named executive officer.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs. These RSUs represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
James R. Moffett	NQDC plan	$202,050	$ 814,306	$1,013,106	—	$32,105,534
Richard C. Adkerson	NQDC plan	202,050	814,306	734,793	—	23,370,026
	Deferred RSUs	—	35,190,000	2,550,000	—	37,740,000
James C. Flores	—	—	—	—	—	—
Kathleen L. Quirk	NQDC plan	107,000	97,005	38,303	—	1,288,147
Michael J. Arnold	NQDC plan	26,550	82,355	109,892	—	3,491,206

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(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2013 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2013 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (6) to that table also include contributions to the company’s ECAP. With respect to Mr. Adkerson’s deferred RSUs, the amount represents the aggregate grant date fair value of the deferred RSUs.

(3)	The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2013, that rate of interest was equal to 3.25% for the entire year and none of the earnings were considered preferential. With respect to Mr. Adkerson’s deferred RSUs, the amount represents the number of deferred RSUs times the change in the price of our common stock from the grant date, December 19, 2013 ($35.19) to December 31, 2013 ($37.74).

(4)	The following amounts reflected in this column were included in the 2012 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett – $1,074,250, Mr. Adkerson – $993,250, Ms. Quirk – $128,360 and Mr. Arnold – $107,920. The following amounts reflected in this column were included in the 2011 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett – $1,413,617, Mr. Adkerson – $1,332,392, Ms. Quirk – $161,991 and Mr. Arnold – $133,775.

Supplemental Executive Retirement Plan – Messrs. Moffett and Adkerson. In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. If a participant retires prior to completing 25 years of credited service, the annuity will equal a percentage of the executive’s highest average base pay for any three of the five calendar years immediately preceding the executive’s retirement, plus his average bonus for the same three years; provided that the average bonus cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. For Messrs. Moffett and Adkerson, who have attained 25 years of credited service, the annuity was fixed as of January 1st of the year in which the executive completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amounts provided in the table below reflect these reductions. Messrs. Moffett and Adkerson are both 100% vested under the SERP, and each has elected to receive his SERP benefit in a lump sum.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)
James R. Moffett	Supplemental Executive Retirement Plan	25	$23,686,280
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	26,993,724

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate.

Potential Payments upon Termination or Change of Control

Employment Agreements – Messrs. Moffett and Flores and Ms. Quirk. We have entered into employment agreements with each of Mr. Moffett and Ms. Quirk, which were approved by our compensation committee and the board, and with Mr. Flores, which agreement was assumed in connection with our acquisition of Plains Exploration on May 31, 2013. The following describes the general terms of the employment agreements, including

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amendments entered into after December 31, 2013. On December 19, 2013, we entered into a letter agreement pursuant to which we agreed with Mr. Adkerson to terminate his employment agreement. Mr. Adkerson remains our Vice Chairman, President and Chief Executive Officer, and, pursuant to the terms of his letter agreement, remains bound by the nondisclosure, noncompetition and confidentiality provisions set forth in the terminated employment agreement. For additional information, see the section titled “Compensation Discussion and Analysis” beginning on page 18.

Mr. Moffett. Prior to February 1, 2014, the employment agreement with Mr. Moffett provided for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Effective February 1, 2014, we amended Mr. Moffett’s employment agreement to reduce his base salary to $1,250,000 per year. Mr. Moffett continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through December 31st, with automatic one-year extensions unless a change of control occurs or prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control during the employment term, Mr. Moffett’s employment will continue for an additional three years following the change of control pursuant to his change of control agreement. Mr. Moffett’s agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests if he ceases to be employed by us.

Mr. Flores. We assumed the employment agreement between Plains Exploration and Mr. Flores in connection with our acquisition of Plains Exploration on May 31, 2013. Prior to February 1, 2014, the employment agreement with Mr. Flores provided for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Effective February 1, 2014, we amended Mr. Flores’ employment agreement to reduce his base salary to $1,250,000 per year. Mr. Flores’ employment agreement was also amended to eliminate all tax gross-ups and to eliminate the provision providing for a payout of three times the sum of salary and target annual bonus upon death or disability. Mr. Flores continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the amended agreement continues through February 2019, with automatic one-year extensions thereafter unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the amended agreement will expire three years following the change of control. Mr. Flores’ amended agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests if he ceases to be employed by us.

Ms. Quirk. The employment agreement with Ms. Quirk reflects a current base salary of $650,000, and provides that she is eligible to participate in our annual incentive plan. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the agreement will expire three years following the change of control. The agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, we provided the following additional benefits to our named executive officers.

Severance Benefits—Mr. Moffett and Ms. Quirk. The employment agreements for Mr. Moffett and Ms. Quirk provide that if we terminate the executive’s employment without cause or the executive terminates employment for good reason, we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the average of the bonuses paid to the executive for the immediately preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all outstanding stock options and RSUs.

Under the employment agreements with Mr. Moffett and Ms. Quirk, “cause” is generally defined as the executive’s (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the

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agreement or (b) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities under the agreements.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or the executive’s estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options and the vesting of certain outstanding RSUs, all as described in footnotes (1) and (2) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him or her concerning our business. Further, Mr. Moffett has agreed not to compete with us for a period of two years after termination of employment. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Severance Benefits—Mr. Flores. As of December 31, 2013, the employment agreement with Mr. Flores provided that if we terminated Mr. Flores’ employment without cause, Mr. Flores terminated employment for good reason, or Mr. Flores’ employment terminated as a result of death or disability, we would make certain payments and provide certain benefits to Mr. Flores, including:

•

a cash payment equal to three times the sum of (a) his base salary plus (b) his target annual bonus; however, Mr. Flores is no longer entitled to this payment upon death or disability pursuant to the February 2014 amendment to this employment agreement;

•	continuation of insurance and welfare benefits for three years or until he accepted new employment, if earlier;

•

a tax gross-up in connection with taxes incurred for the insurance and welfare benefits; however, Mr. Flores is no longer entitled to this benefit pursuant to the February 2014 amendment to his employment agreement; and

•	acceleration of the vesting and payout of all outstanding stock options and RSUs.

Under the employment agreement with Mr. Flores, “cause” is generally defined as his (a) failure to perform his reasonably assigned duties with the company, (b) conduct which is injurious to the company, (c) conviction of certain crimes or (d) failure to notify the company of certain conflicts of interest. “Good reason” is defined as (a) the assignment to Mr. Flores of any duties that materially adversely alter the nature or status of Mr. Flores’ office, (b) the failure by the company to continue in effect any compensation plan that is material to Mr. Flores’ total compensation, (c) the taking of any action by the company which would materially reduce or deprive Mr. Flores of any material pension, welfare or fringe benefit then enjoyed by Mr. Flores, (d) the relocation of the principal executive offices of Freeport-McMoRan Oil & Gas LLC outside the greater Houston, Texas metropolitan area, (e) the failure to nominate Mr. Flores as a director of the company or (f) the failure by the company to obtain a satisfactory agreement from any successor company to assume the agreement.

Pursuant to the February 2014 amendment to Mr. Flores’ employment agreement, if Mr. Flores’ employment terminates as a result of retirement, benefits to Mr. Flores include the payment of a pro rata bonus for the year of termination and the continuation of insurance and welfare benefits for three years or until Mr. Flores accepts new employment, if earlier. Pursuant to the terms of the award agreements, Mr. Flores will also receive the vesting of certain outstanding RSUs as described in footnote (2) to the “Potential Payments Upon Termination or Change of Control” table below.

As a condition to receipt of these severance benefits, Mr. Flores must retain in confidence all confidential information known to him concerning our business. Further, Mr. Flores has agreed not to compete with us for a period of one year after termination of employment.

Change of Control Benefits—Messrs. Moffett and Flores and Ms. Quirk. The change of control agreement for Mr. Moffett and the employment agreement for each of Mr. Flores and Ms. Quirk provide generally that the terms and conditions of the executive’s employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control.

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If any of Messrs. Moffett or Flores or Ms. Quirk is terminated without “cause,” as generally defined above, or if the executive terminates for “good reason” during the three-year period after a change of control, the executive is generally entitled to receive the same payments and benefits that he or she would receive in the event of a similar termination under the employment agreements, described above, except that the executive would receive a cash payment calculated as follows:

•

Mr. Moffett and Ms. Quirk would receive a cash payment equal to three times the sum of the executive’s base salary plus the highest bonus paid to the executive (rather than the average bonus paid to the executive) for the immediately preceding three fiscal years, and

•

Mr. Flores would receive a cash payment equal to three times the sum of Mr. Flores’ base salary plus the greater of (a) the most recently established target incentive opportunity applicable to Messrs. Moffett and Adkerson or (b) the highest bonus paid to Mr. Flores for the immediately preceding three fiscal years.

These agreements provide “double trigger” benefits meaning that the executives do not receive benefits unless (1) a change of control occurs and (2) employment is terminated. For Mr. Moffett and Ms. Quirk, the term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction, in addition to the reasons generally provided above. For Mr. Flores, the term “good reason” includes the failure of the company to obtain a satisfactory agreement from any acquiror to assume and perform Mr. Flores’ employment agreement, provided that Mr. Flores resigns within one year of the change of control.

If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Severance Benefits—Mr. Moffett and Ms. Quirk” and “Severance Benefits—Mr. Flores” in the event of death, disability or retirement.

Prior to the amendment of his employment agreement discussed above, Mr. Flores was entitled to receive an excise tax gross-up payment in connection with a change of control. As noted above, his agreement was modified in February 2014 to remove that provision. Accordingly, we do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. If any part of the payments or benefits received by Messrs. Moffett or Flores or Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Change of Control Benefits—Messrs. Adkerson and Arnold. We currently do not have severance or change of control agreements with either of Messrs. Adkerson or Arnold. For Messrs. Adkerson and Arnold, the following table shows only accelerated vesting of stock options and RSUs upon certain terminations of employment and upon a change of control. For Mr. Arnold, this benefit is a term of the stock option or RSU grant, and applies to all stock option or RSU recipients, not just our executives. For Mr. Adkerson, the terms of the award agreements were impacted by his December 2013 letter agreement with the company, which provides that he will receive retirement treatment on these awards as set forth in the applicable award agreement following any termination, except a termination due to death or termination by the company for cause. For additional information regarding the impact of retirement on the various awards, see the footnotes to the “Potential Payments Upon Termination or Change of Control” table.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers. In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in the “Walk-Away Value” column.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2013 and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $37.74 on December 31, 2013, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options and RSUs.

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Potential Payments Upon Termination or Change of Control*

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends & Interest Payable on Accelerated RSUs	Health and Welfare Benefits (3)	Tax Gross-Ups (4)	Total	Walk-Away Value (including Value of Vested Benefits) (5)
James R. Moffett
• Retirement (6)	n/a	$1,435,995	$17,116,486	$1,309,244	$659,673	n/a	$20,521,398	$105,917,027
• Death / Disability (6)	n/a	1,435,995	17,116,486	1,309,244	n/a	n/a	19,861,725	105,917,027
• Termination-Good Reason / No Cause	$45,874,570	3,251,340	17,116,486	1,309,244	659,673	n/a	68,211,313	153,606,942
• Termination after Change of Control (7)(8)	60,805,014	3,251,340	17,116,486	1,309,244	659,673	n/a	83,141,757	168,537,386
Richard C. Adkerson
• Retirement (6)	n/a	n/a	17,116,486	1,309,244	n/a	n/a	18,425,730	95,998,980
• Death / Disability (6)	n/a	n/a	17,116,486	1,309,244	n/a	n/a	18,425,730	95,998,980
• Termination-No Cause (9)	n/a	n/a	17,116,486	1,309,244	n/a	n/a	18,425,730	95,998,980
• Termination after Change of Control (7)	n/a	n/a	17,116,486	1,309,244	n/a	n/a	18,425,730	95,998,980
James C. Flores
• Retirement (6)	n/a	n/a	9,715,635	974,467	n/a	n/a	10,690,102	10,841,410
• Death / Disability (6)	15,000,000	n/a	9,715,635	974,467	120,788	n/a	25,810,890	25,962,198
• Termination-Good Reason / No Cause	15,000,000	n/a	9,715,635	974,467	120,788	n/a	25,810,890	25,962,198
• Termination after Change of Control (7)	15,000,000	n/a	9,715,635	974,467	120,788	$0	25,810,890	25,962,198
Kathleen L. Quirk
• Retirement (6)	n/a	327,393	5,603,296	423,770	39,990	n/a	6,394,449	28,666,751
• Death / Disability (6)	n/a	327,393	5,603,296	423,770	n/a	n/a	6,354,459	28,626,761
• Termination-Good Reason / No Cause	13,290,472	768,614	5,603,296	423,770	39,990	n/a	20,126,142	42,398,444
• Termination after Change of Control (7)(8)	16,608,879	768,614	5,603,296	423,770	39,990	n/a	23,444,549	45,716,851
Michael J. Arnold
• Retirement (6)	n/a	181,238	3,403,959	275,418	n/a	n/a	3,860,615	13,095,221
• Death / Disability (6)	n/a	181,238	3,403,959	275,418	n/a	n/a	3,860,615	13,095,221
• Termination-No Cause (9)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	9,234,606
• Termination after Change of Control (7)	n/a	457,650	3,403,959	275,418	n/a	n/a	4,137,027	13,371,633

*	“n/a” means that the benefit is not provided to the executive.

(1)	Vesting of outstanding stock options may be accelerated under certain termination scenarios pursuant to the employment agreements as discussed above. The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2013 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.

(2)	The values of the RSUs were determined by multiplying the December 31, 2013 closing price of our common stock by the number of RSUs to be vested or retained under each scenario. For additional information, see footnote (6) below.

(3)	For Mr. Flores, includes the tax gross-up payment for health insurance benefits to which Mr. Flores was entitled pursuant to his prior employment agreement. In February 2014, Mr. Flores’ employment agreement was amended to remove this benefit.

(4)	We do not provide excise tax gross-up payments in any change of control arrangements with our executive officers. Mr. Flores’ prior employment agreement provided for excise tax gross-up payments in the event of a termination following a change of control. Although Mr. Flores was entitled to this benefit at year-end under his prior employment agreement, the potential payments to Mr. Flores upon termination after a change of control on December 31, 2013 would not exceed the Internal Revenue Code (IRC) Section 280G threshold amount. As a result, had a change in control occurred on December 31, 2013, Mr. Flores would not have been subject to the 20 percent excise tax under IRC Section 4999 and no gross-up payment would have been required. In February 2014, Mr. Flores’ employment agreement was amended to remove this benefit.

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(5)	Includes the value of the following benefits as of December 31, 2013: outstanding, in-the-money vested stock options, the aggregate balance of the NQDC plan (as reflected on page 43), and the present value of the SERP (as reflected on page 44). These amounts do not include benefits under our ECAP or life insurance policies. In addition to the standard life insurance policy generally available to employees, Messrs. Moffett and Adkerson each have an executive life insurance policy providing for a death benefit of $3.75 million and $1.5 million, respectively.

(6)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination will vest. Pursuant to the terms of the RSU agreements outstanding as of December 31, 2011, termination of the executive’s employment as a result of death, disability or retirement will result in acceleration of vesting of certain outstanding RSUs and the related amounts credited to the participant’s dividend equivalent account and all property distributions deposited in such account. With respect to the RSUs granted in 2012 and 2013, termination of the executive’s employment as a result of death, disability or retirement will not result in acceleration of vesting of outstanding RSUs awarded in 2012 and 2013 and the related amounts credited to the 2012 and 2013 participant’s dividend equivalent account and all property distributions deposited in such account. Instead, such 2012 and 2013 grants will not be forfeited and will remain outstanding and vest on the regularly scheduled vesting dates of February 15, 2015 and 2016, respectively, provided the applicable performance condition is met. The full amount of RSUs granted in 2012 and 2013 has been included in the table above. Mr. Flores’ RSUs that were assumed in connection with the company’s acquisition of Plains Exploration would vest in full upon termination of employment as a result of death or disability.

(7)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements outstanding as of December 31, 2011, upon a change of control as defined in the plans, (a) all outstanding stock options would immediately vest and (b) all restrictions on outstanding RSUs would lapse. In addition, in the event of a change of control, all restrictions on Mr. Flores’ outstanding RSUs that were assumed in connection with the company’s acquisition of Plains Exploration would lapse. However, with respect to the stock options and RSUs granted by the company in 2012 and 2013, the agreements provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control. The amounts stated in the rows titled “Termination after Change of Control” assume the full vesting of options and RSUs granted in 2012 and 2013.

(8)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(9)	Mr. Arnold is entitled to certain severance benefits in the event of his termination without cause under the company’s Severance Plan, which is generally available to certain eligible employees.

Potential Payments Upon Termination or Change of Control—Amended Employment Agreements

As discussed above, the employment agreements for Messrs. Moffett and Flores, as amended in February 2014, include the following changes, which affect the potential payments to the executives in the event of a change of control or termination of employment:

•	Reduction in salaries, resulting in lower lump sum payments; and

•	With respect to Mr. Flores:

–	Removal of death and disability benefits;

–	Removal of the tax gross-up payment for health insurance benefits; and

–	Removal of the excise tax gross-up payment in connection with a change of control.

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The table above assumes a termination date of December 31, 2013 under the arrangements in effect at that time. In an effort to assist our stockholders in evaluating the amended employment agreements for Messrs. Moffett and Flores, we have also included the table below which highlights the change in the lump sum payment that would be due as of March 1, 2014 as compared to December 31, 2013, as a result of the amended employment agreements.

Name	December 31, 2013 Lump Sum Payment*	March 1, 2014 Lump Sum Payment*
James R. Moffett
• Retirement	n/a	n/a
• Death / Disability	n/a	n/a
• Termination-Good Reason / No Cause	$45,874,570	$25,606,232
• Termination after Change of Control	60,805,014	35,988,048
James C. Flores
• Retirement	n/a	n/a
• Death / Disability	15,000,000	n/a
• Termination-Good Reason / No Cause	15,000,000	7,500,000
• Termination after Change of Control	15,000,000	7,500,000

*	“n/a” means that the benefit is not provided to the executive.

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PROPOSAL NO. 2:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board or the compensation committee of the board. Nonetheless, our board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Copper & Gold Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in this proxy statement.

At last year’s annual meeting, our stockholders did not approve the company’s “say-on-pay” proposal. Prior to and following the 2013 annual meeting, we sought input from our investors regarding their specific concerns so that the compensation committee could consider investors’ views with respect to any potential changes to the company’s executive compensation program. Consistent with investor feedback, the compensation committee has transformed our executive compensation program effective for 2014, incorporating the following:

•	A 50% reduction in the base salaries of our top three executives (constituting the Office of the Chairman) from $2.5 million to $1.25 million for each executive.

•

An approximate 60% reduction in total target direct compensation (base salary and performance-based annual and long-term incentives) for each member of the Office of the Chairman ($7.5 million) compared to the three-year average of $19.2 million reported for each of Messrs. Moffett and Adkerson for 2011-2013.

•

New quantitative Annual Incentive Program providing for significantly reduced pay opportunities and based on achievement of multiple metrics that we believe better align with the financial and operational performance targets of the company.

•

A reduction by as much as 85% in awards earned under the Annual Incentive Program for 2013 as a result of the compensation committee’s decision to reduce payouts under the program for 2013 to equal or approximate the target awards that could be earned under the redesigned program for 2014.

•

New Long-Term Incentive Program under which our executive officers will receive grants of performance share units that increase alignment with stockholder return with payout after a three-year performance period based on our total stockholder return as compared to our peers.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contains detailed information about the compensation committee’s actions in response to the 2013 negative say-on-pay results.

We currently hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2015 annual meeting of stockholders.

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Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of six directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees. We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm and (5) the performance of the company’s independent registered public accounting firm and internal audit firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2013, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche) and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2013, both of which are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2013, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2013. We have reviewed and discussed the company’s audited financial statements for the year 2013 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 16 — Communication with Audit Committees (PCAOB Rel. No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2013, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

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Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal audit firm. In February 2013, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2013. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 22, 2014 Robert A. Day, Chairman Jon C. Madonna, Vice Chairman Alan R. Buckwalter, III Gerald J. Ford H. Devon Graham, Jr. Stephen H. Siegele

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2013	2012
Audit Fees (1)	$18,903,086	$9,774,000
Audit-Related Fees (2)	64,246	106,000
Tax Fees (3)	334,327	384,000
All Other Fees	—	—

(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including $3.9 million associated with the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations, which primarily related to our acquisitions of Plains Exploration and McMoRan Exploration. Of the total amount reported, approximately $0.9 million is pending audit committee approval.

(2)	Audit-Related Fees were primarily for professional services rendered for other attest and due diligence services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an

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anticipated or additional cost of no more than $30,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any service pre-approved by the chairman since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 3:    RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

In February 2014, our audit committee appointed Ernst & Young as our independent registered public accounting firm for 2014. Our audit committee and board seek stockholder ratification of the audit committee’s appointment of Ernst & Young as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2014. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the annual meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm For 2014

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

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PROPOSAL NO. 4:    APPROVAL OF THE  FREEPORT-MCMORAN
COPPER & GOLD INC. ANNUAL INCENTIVE PLAN

Our board unanimously proposes that our stockholders approve the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan (the plan), which is summarized below and attached as Annex A to this proxy statement. This summary of the proposed plan may not contain all the information that is important to you and you should read Annex A carefully before you decide how to vote.

The purpose of the plan is to provide annual cash incentive bonus opportunities for our senior executives based on the achievement of pre-established performance goals. We are submitting the plan to our stockholders for approval in order to protect our tax deductions under Section 162(m) of the Internal Revenue Code (Section 162(m)) for amounts paid under the plan, as described below. If the proposed plan is approved by our stockholders, it will replace the current plan for annual awards granted for fiscal years 2014 through 2018. If the proposed plan is not approved by our stockholders, it will replace the current plan for annual awards granted for fiscal year 2014, but such awards will not qualify as performance-based under Section 162(m).

Summary of the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan

Administration. Awards will be made by the compensation committee of our board, which currently consists of six members, each of whom qualifies as an “outside director” under Section 162(m).

Eligible Participants. Officers of the company or any of its subsidiaries (including officers who are also directors), and persons agreeing in writing to become such an officer within 30 days are eligible to receive awards. Participants are chosen by the compensation committee. Although all officers are eligible to receive awards, we anticipate that only our executive officers will actually participate in the plan. For example, only our five executive officers are participating in the plan for fiscal year 2014.

Performance Criteria. The compensation committee will select the performance goals and the corresponding target award for each participant expressed as a percentage of such participant’s base salary. Performance goals shall be based on one or more of the following performance criteria:

•	Earnings per share;

•	Return on assets;

•	An economic value added measure;

•	Share price (including, but not limited to, growth measures and total stockholder return);

•	Earnings;

•	Return on equity;

•	Return on investment;

•	Cash provided by operating activities;

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Return on cash flow;

•	Production;

•	Safety performance; or

•	Safety record.

The performance criteria may be measured on an adjusted or unadjusted basis, on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or relative to levels attained in prior years.

Performance Awards. Under the plan, no later than 90 days after the beginning of a plan year, the compensation committee must establish the performance goals applicable for the plan year and determine each participant’s target award. If the minimum performance goals established by the compensation committee are not achieved, then no payment will be made under the plan. The plan provides that no participant may receive an annual award exceeding $5 million for a given year. The plan provides that the compensation committee may reduce or eliminate the amount of a participant’s award.

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Payment of Awards. Awards are to be paid to the participants no later than 2 1/2 months following the end of the performance period. Under the plan, any award will be paid in cash. Outstanding awards under the plan shall be forfeited should a participant’s employment be terminated for any reason; however, the compensation committee may waive the employment requirement in the case of death, disability or retirement or under other special circumstances as determined by the compensation committee, in which case the compensation committee may pay a pro-rated award.

Termination or Amendment of the Plan. The plan may be terminated at any time, in whole or in part, and may be amended from time to time by the board or by the compensation committee. However, no amendment or termination may adversely affect any awards previously made to a participant. Finally, certain amendments to the plan will require stockholder approval in order for awards under the plan to continue to qualify as performance-based compensation under Section 162(m).

Certain Federal Income Tax Consequences. Amounts received by participants are required to be recognized as ordinary income by such participants (subject to withholding), and our company is generally entitled to a corresponding deduction at that time; however, Section 162(m) limits the company’s tax deductions for executive compensation to $1 million per executive under certain circumstances. The deduction restrictions relate to the compensation of “covered employees” as defined in Section 162(m). Under Section 162(m), certain performance-based compensation will be tax deductible without regard to the limitation imposed by Section 162(m) if the compensation is paid upon the achievement of pre-established, objective performance goals and the material terms of the arrangements are approved by stockholders of the taxpaying corporation. Our board believes that the plan is structured such that amounts paid thereunder should qualify as performance-based compensation for purposes of Section 162(m). Accordingly, if our stockholders approve the plan, awards under the plan should not be subject to the deduction restrictions of Section 162(m). The compensation committee reserves the right under the plan, however, to structure awards to participants outside of the plan, provided such awards do not affect the qualification of awards under the plan as “performance-based” compensation.

New Plan Benefits

Amounts to be paid pursuant to the plan are subject to the achievement of pre-established performance goals, and therefore actual payment amounts are not determinable as it is unknown whether the company will meet any of the performance goals established by the compensation committee for 2014 or thereafter. The table below reflects the threshold, target and maximum amounts payable pursuant to the awards made under the plan in 2014. The aggregate target annual incentive award for 2014 for each of Messrs. Moffett, Adkerson and Flores will be 100% of base salary and the target for each of Ms. Quirk and Mr. Arnold will be 175% of base salary. Of this target award, 75% has been structured under the plan and the remaining 25% has been structured outside the plan. The annual cash incentive payments for threshold performance will start at 50% of target with maximum performance earning 200% of target, although the compensation committee retains the right to reduce the payment to zero. Under the plan, for 2014 the compensation committee established performance goals in two categories (financial and operational), with each category accounting for a specific percentage of the target award. Each performance metric will be evaluated against a target goal, with payout levels defined for threshold (70% of the target goal), target and maximum (130% of the target goal) levels of performance. If performance falls within these levels, a sliding scale will be used to determine the appropriate payout. For more information regarding the new program, see the section titled “Compensation Discussion and Analysis.”

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The table below shows the threshold, target and maximum dollar values that could be paid under the plan as part of our 2014 annual incentive program.

New Plan Benefits

Name and Position	Threshold Dollar Value	Target Dollar Value (1)	Maximum Dollar Value
James R. Moffett Chairman of the Board	$ 468,750	$ 937,500	$1,875,000
Richard C. Adkerson Vice Chairman, President and Chief Executive Officer	468,750	937,500	1,875,000
James C. Flores Vice Chairman of the company, President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC	468,750	937,500	1,875,000
Kathleen L. Quirk Executive Vice President, Chief Financial Officer and Treasurer	426,563	853,125	1,706,250
Michael J. Arnold Executive Vice President and Chief Administrative Officer	360,938	721,875	1,443,750
Executive Group (5 Participants)	2,193,751	4,387,500	8,775,000

(1)	For the 2014 program, 25% of the aggregate award will be based on pre-established goals under metrics tracking safety, environmental and social responsibility. This component of the program is not part of the plan. See the table below for information regarding aggregate values that may be received under the 2014 program.

The table below shows the total aggregate 2014 potential benefits, including the portion structured under the plan reflected in the table above and also including the portion of the award based on pre-established goals under metrics tracking safety, environmental and social responsibility.

Total Benefits Under 2014 Annual Incentive Program

Name and Position	Threshold Dollar Value	Target Dollar Value	Maximum Dollar Value
James R. Moffett Chairman of the Board	$ 625,000	$1,250,000	$ 2,500,000
Richard C. Adkerson Vice Chairman, President and Chief Executive Officer	625,000	1,250,000	2,500,000
James C. Flores Vice Chairman of the company, President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC	625,000	1,250,000	2,500,000
Kathleen L. Quirk Executive Vice President, Chief Financial Officer and Treasurer	568,750	1,137,500	2,275,000
Michael J. Arnold Executive Vice President and Chief Administrative Officer	481,250	962,500	1,925,000
Executive Group (5 Participants)	2,925,000	5,850,000	11,700,000

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Equity Compensation Plan Information

We have equity compensation plans pursuant to which our common stock may be issued to employees and non-employees as compensation pursuant to outstanding equity awards, including two plans that were assumed in connection with the acquisition of Plains Exploration under which stock-settled RSUs were previously issued, and also including seven plans that were assumed in connection with the acquisition of McMoRan Exploration under which stock-settled RSUs and non-qualified stock options were previously issued. Only our Amended and Restated 2006 Stock Incentive Plan (the 2006 Stock Incentive Plan), which was previously approved by our stockholders, has shares of our common stock available for future grant.

The following table presents information regarding these equity compensation plans as of December 31, 2013:

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	46,238,147 (1)	$35.74	24,450,534	(3)
Equity compensation plans not approved by security holders	1,220,953 (2)	—	—

Total	47,459,100	35.74	24,450,534	(3)

(1)	Includes shares of our common stock issuable upon the vesting of 1,917,423 RSUs, and the termination of deferrals with respect to 1,117,100 RSUs that were vested as of December 31, 2013. These awards are not reflected in column (b) as they do not have an exercise price. The number of securities to be issued in column (a) does not include 1,430 outstanding stock appreciation rights and 1,430 RSUs, which are payable solely in cash.

(2)	Represents RSUs outstanding as of December 31, 2013, under plans approved by Plains Exploration shareholders that were assumed in the acquisition of Plains Exploration. These awards are not reflected in column (b) as they do not have an exercise price. The number of securities to be issued in column (a) does not include 1,925,607 outstanding stock appreciation rights and 2,218,382 RSUs, which were assumed in the acquisition of Plains Exploration and are payable solely in cash.

(3)	As of December 31, 2013, there were 24,450,534 shares of our common stock remaining available for future issuance under the 2006 Stock Incentive Plan, all of which could be issued pursuant to awards of stock options or stock appreciation rights and only 9,813,534 of which could be issued pursuant to awards of restricted stock, RSUs or “Other Stock-Based Awards,” which awards are valued in whole or in part on the value of the shares of common stock.

Vote Required to Approve the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 4

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE FREEPORT-MCMORAN COPPER & GOLD INC. ANNUAL INCENTIVE PLAN.

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PROPOSAL NO. 5: STOCKHOLDER PROPOSAL

We have received a stockholder proposal from the New York State Common Retirement Fund for presentation at the annual meeting of stockholders. Upon request, we will provide the address of the proponent and the number of shares of our common stock held by the proponent. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004 or submitted by calling (602) 366-8100.

Approval of the proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal. The board opposes the Stockholder Proposal for the reasons stated following the proposal.

The Proposal and the Proponent’s Statement in Support

Environmental expertise is critical to the success of mining companies due to the significant environmental impacts associated with their operations. Shareholders, lenders, host country governments and regulators, as well as affected communities, are focused on these impacts. A company’s inability to demonstrate that its environmental performance is in line with internationally accepted standards can lead to difficulties in accessing capital and obtaining necessary regulatory licenses.

The company continues to receive sharp criticism regarding its environmental policies and practices, notably over the impact of riverine tailings disposal at its Grasberg operation (http://ensnewsire.com/2013/10/18/swedish-pension-funds-divest-freeport-mcmoran-holdings/).

We believe that the company must respond to its environmental challenges in an effective, strategic and transparent manner in order to restore trust in the company and minimize the adverse environmental impact of its operations.

Freeport does not currently have an independent director with environmental expertise and designated responsibility for environmental matters – yet environmental management is critical to the company’s future success. We believe it would benefit the company to address the environmental impact of its business at the most strategic level by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing could perform a valuable and strategic role the company by enabling it to more effectively address the environmental issues inherent in its business, including the environmental and health impacts of riverine tailings disposal and the feasibility of long-term rehabilitation of the tailings deposition area at Grasberg. It would also help ensure that the highest levels of attention are devoted to environmental standards and demonstrate the seriousness with which the company is addressing environmental issues.

THEREFORE, BE IT RESOLVED: Shareholders request that, as elected board directors’ terms of office expire, at least one candidate is recommended who:

(i) has a high level of expertise and experience in environmental matters relevant to mining and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

(ii) will qualify, subject to exceptions in extraordinary circumstances explicitly specified by the board, as an independent director.*

*	For these purposes, a director shall not be considered “independent” if, during the last three years, he or she –

•	was, or is affiliated with a company that was an advisor or consultant to the Company;
•	was employed by or had a personal service contract(s) with the Company or its management;
•	was affiliated with a company or non-profit entity that received the greater of $2 million or 2% of its gross annual revenues from the Company;
•	had a business relationship with the Company worth at least $100,000 annually;
•	has been employed by a public company at which an executive officer of the Company serves as a director;
•	had a relationship of the sorts described herein with any affiliate of the Company; and
•	was a spouse, parent, child, sibling or in-law of any person described above.

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Board of Directors’ Statement in Opposition

The board opposes the proposal because it believes the current process for the nomination, selection and election of directors is effective. As a corporate governance matter, the board does not believe that it is in our stockholders’ best interests to require a particular type of specialist on the board. A director’s fiduciary responsibilities are not limited to any single issue. As provided in more detail in the section titled “Corporate Governance — Director Nominations and Qualifications,” the nominating and corporate governance committee considers a variety of factors in evaluating nominees for membership on the board. We believe that the board represents a diverse group of individuals with broad experience. The board believes that the standard suggested by the proponents of the proposal is too narrow and would limit the board’s ability to identify and recruit the most qualified candidates to serve on the board.

Our existing commitment to environmental management at our mining operations is evidenced by our established environmental policies, practices and procedures. The board appreciates the importance of environmental management and recognizes the company’s responsibility to minimize the environmental impact of our operations. Relevant issues are reviewed and discussed at the highest levels of our organization. In 1995, the board established the corporate responsibility committee (formerly the public policy committee), which oversees the company’s environmental programs. The board, the corporate responsibility committee and senior management routinely review the company’s environmental policies and practices, including any potential impacts that the company’s operations may have on the environment. The corporate responsibility committee issues reports of its activities to the full board.

Thomas Fry, who joined the board in June 2013, is a former Director of the Department of the Interior’s Bureau of Land Management, where environmental impact is a central component of assessments of projects on public land. Mr. Fry was named vice chairman of the corporate responsibility committee. Lydia Kennard, who joined the board in December 2013, was also appointed to the corporate responsibility committee. As a result of her former involvement with the California Air Resources Board for seven years, she is able to share her understanding of environmental management and pollution control matters at the board level. In addition, the company is a founding member of the International Council of Mining & Metals (ICMM), a CEO-led organization that represents many of the world’s leading mining and metals companies. Our active involvement with ICMM exemplifies our commitment to working with industry experts on improving our performance based on sustainable development principles. In 2012, we completed a three-year cycle to conduct site-level external assurance at all of our major operations on implementation of the ICMM Sustainable Development Framework. However, we continue to maintain an annual site- and corporate-level external assurance of our continued implementation of that Framework, having revisited six operations in 2013.

We have consistently met internationally accepted standards for environmental management at our mining sites. All of our mining operations maintain Environmental Management Systems certified to ISO 14001, which are independently audited on an annual basis. During 2013, we completed internal environmental audits at 10 mining operations in accordance with our Environmental Auditing Policy and our facilities are routinely inspected by regulatory agencies. Since 1996, our Grasberg operation has undergone triennial independent environmental audits by recognized experts in the industry, the results of which have been made publicly available. We completed independent audits in 1996, 1999, 2002, 2005, 2008 and 2011. The results of the 2005, 2008 and 2011 audits are posted on our website at www.fcx.com/envir/audits.htm. All of these audits have concluded that (1) we are in material compliance with Indonesian laws, (2) we meet international standards, and (3) our tailings management system is the best management alternative considering the applicable geotechnical, topographic, climatological, seismic and rainfall conditions. We also were one of the first companies in Indonesia to receive ISO 14001 certification of our Environmental Management System in 2001 from the International Certification Services Division of Société Générale de Surveillance (SGS). We have retained ISO 14001 certification following annual surveillance audits each year since that date.

We are committed to sound and sustainable environmental practices in managing our tailings deposition in Papua, Indonesia. We have prepared a special riverine tailings report, available on our website at www.fcx.com. This report explains the extensive studies, planning, permitting, and ongoing management and monitoring of tailings and environmental conditions that occur, including our efforts for reclaiming affected land as soon as feasible. In addition, our annual Working Toward Sustainable Development report, available on our website at www.fcx.com, details our environmental management programs and compliance with relevant environmental laws and regulations and describes our procedures to ensure future compliance with these laws. We have maintained our Working Toward Sustainable Development Report at the A+ level of the Global Reporting Initiative, including

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third-party assurance. Our reclamation programs have demonstrated that tailings can be reclaimed with native vegetation or used for agricultural purposes. We have also shown that tailings can be used in cement for infrastructure construction. We have signed an agreement with the provincial government to establish cement facilities that will utilize tailings as a resource in the construction of roads, bridges, building bricks and other similar uses, helping to provide necessary infrastructure that will aid in the development of the province, as well as employment for Papuans. This development will proceed in conjunction with our other efforts to plant trees and use available tailings land for agricultural and other sustainable uses.

Our existing governance framework has produced a strong commitment to environmental management and progress that is evident in our established policies, practices and procedures, which continue to evolve. Thus, we believe this proposal suggests action that is unnecessary in light of our existing commitment to environmental management, and adopting the proposed resolution would be contrary to the interests of the company and its stockholders.

Board of Directors’ Recommendation on Stockholder Proposal

FOR THE REASONS SET FORTH ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL.

CERTAIN TRANSACTIONS

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transactions described below have been reviewed and approved or ratified by the board.

Before his death on August 14, 2013, B. M. Rankin, Jr. and FM Services Company, a wholly-owned subsidiary of the company, were parties to an agreement under which Mr. Rankin rendered business consulting services to us and, prior to our acquisition of McMoRan Exploration on June 3, 2013, to McMoRan Exploration, relating to finance, accounting, guidance and advice on public policy matters and business development. FM Services Company provided Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2013, FM Services Company paid Mr. Rankin $367,500 pursuant to this agreement. During 2013, the cost to FM Services Company for Mr. Rankin’s medical expenses was $17,763 and reimbursement for a portion of his office rent and utilities and for executive administrative and support services was $26,958. In addition, during 2013 the aggregate incremental cost to FM Services Company for Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $93,816. The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for Mr. Rankin, which for fiscal year 2013 was approximately $31,614. Accordingly, the total received by Mr. Rankin during 2013 pursuant to this agreement was $506,037.

The Freeport-McMoRan Copper & Gold Foundation executed a gift agreement with the National World War II Museum, Inc., a tax-exempt organization, pursuant to which the Foundation agreed to donate $4 million to the museum, payable in five equal installments of $800,000 per year beginning in 2014. Richard C. Adkerson, our Vice Chairman, President and Chief Executive Officer, serves as Chairman of the Board of Trustees of the National World War II Museum.

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DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors as well as the skill level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by our nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-management director receives an annual fee of $75,000. The lead independent director receives an additional annual fee of $100,000 paid in shares of our common stock. Committee chairs receive an additional annual fee as follows: audit committee, $25,000; compensation committee, $20,000; nominating and corporate governance committee, $15,000; and corporate responsibility committee, $15,000. Committee members, excluding the committee chairman, receive an additional annual fee as follows: audit committee, $12,500; compensation committee, $10,000; nominating and corporate governance committee, $7,500; and corporate responsibility committee, $7,500. Each non-management director receives a fee of $3,000 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our non-management directors.

The compensation of each of Messrs. Moffett, Adkerson and Flores is reflected in the “Summary Compensation Table” included in this proxy statement.

Equity-Based Compensation

During 2013, non-management directors also received equity-based compensation under our Amended and Restated 2006 Stock Incentive Plan (the 2006 Stock Incentive Plan), which was approved by our stockholders. The 2006 Stock Incentive Plan authorizes our nominating and corporate governance committee to make equity grants to our non-management directors at its discretion.

During 2013, the nominating and corporate governance committee evaluated our equity compensation program for non-management directors. The nominating and corporate governance committee recognized our long-standing practice of granting equity awards using a fixed share approach, as well as our focus on delivering a majority of the equity award in the form of stock options over full-value stock awards. Referring to survey data describing the director compensation practices of the Fortune 500 companies and the largest 200 companies, the committee noted a strong trend away from the use of stock options and toward full-value equity awards and the committee recognized that a majority of these companies use a fixed value approach to equity awards. The committee also noted that the average value of the equity awarded to our non-management directors over the prior three years was approximately $286,000 per year. After considering this information, in April 2013 the nominating and corporate governance committee approved changes to the equity component of our director compensation program.

Beginning in June 2013, our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $270,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. On June 1, 2013, each non-management director was granted 8,600 RSUs.

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Frozen and Terminated Retirement Plan

In April 2008, we revised our retirement plan for non-management directors who reach age 65 and are entitled to a retirement benefit based on the annual director fees. We froze the benefit under this plan for our existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board, will receive upon retirement from the board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2013, and summarizes the projected benefit to each assuming the director had retired from the board on such date:

Name of Eligible Director*	Percent of Annual Benefit (Maximum $40,000) to be Paid Annually Following Retirement	Eligible for Additional $20,000 Annual Benefit
Robert J. Allison, Jr.	100%	No
Robert A. Day	100%	Yes
Gerald J. Ford	100%	No
H. Devon Graham, Jr.	100%	No
Charles C. Krulak	60%	No
Bobby Lee Lackey	100%	Yes
Jon C. Madonna	60%	No

*	Messrs. McCoy and Siegele will also be eligible if serving as a director at the time of reaching age 65.

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Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2013.

Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Robert J. Allison, Jr.	$182,500	$267,030	—	$ 17,888	$467,418
Alan R. Buckwalter, III	57,942	267,030	n/a	577	325,549
Robert A. Day	167,500	267,030	—	2,547	437,077
Gerald J. Ford	206,644	267,030	—	2,547	476,221
Thomas A. Fry, III	63,065	267,030	n/a	577	330,672
H. Devon Graham, Jr.	167,500	267,030	—	23,690	458,220
Lydia H. Kennard	2,650	—	n/a	—	2,650
Charles C. Krulak	146,500	267,030	$17,934	7,476	438,940
Bobby Lee Lackey	149,500	267,030	—	6,172	422,702
Jon C. Madonna	132,500	267,030	18,520	9,718	427,768
Dustan E. McCoy	124,938	267,030	34,580	7,184	433,732
B. M. Rankin, Jr. (6)	91,875	267,030	—	431,824	790,729
Stephen H. Siegele	150,500	267,030	4,353	2,547	424,430
Frances Fragos Townsend	2,650	—	n/a	—	2,650

(1)	Each of Messrs. Allison, Ford and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock by the directors. In addition, the $100,000 fee paid to Mr. Ford in connection with his service as lead independent director was paid in shares of our common stock. Amounts for Mses. Kennard and Townsend represent the fees earned or paid in cash between December 19, 2013, the date on which they were appointed to the board, through December 31, 2013.

(2)	On June 1, 2013 each non-management director was granted 8,600 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

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(3)	Beginning in June 2013, our non-management directors received annual equity awards payable solely in RSUs. The following table sets forth the total number of outstanding RSUs and stock options held by each non-management director as of December 31, 2013:

Name of Director	RSUs	Options
Robert J. Allison, Jr.	20,100	120,000
Alan R. Buckwalter, III	8,600	—
Robert A. Day	12,100	179,304
Gerald J. Ford	12,100	186,460
Thomas A. Fry, III	8,600	—
H. Devon Graham, Jr.	28,100	111,460
Lydia H. Kennard*	—	—
Charles C. Krulak	16,100	110,000
Bobby Lee Lackey	16,100	65,000
Jon C. Madonna	19,100	100,000
Dustan E. McCoy	17,600	110,000
B. M. Rankin, Jr.	—	94,976
Stephen H. Siegele	12,100	120,000
Frances Fragos Townsend*	—	—

*	Mses. Kennard and Townsend were appointed to the board on December 19, 2013. On February 3, 2014, each received a prorated annual equity award of 3,800 RSUs.

(4)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. Messrs. Allison, Day, Ford, Graham, Lackey and Rankin had a negative change in the actuarial present value of the pension benefit in 2013 in the amounts of $34,916, $64,692, $44,912, $28,532, $49,782 and $228,640, respectively, due to changes in the discount rate and/or decreasing life expectancies when the director continues to provide services past the normal retirement date age of 65. As noted above, the director retirement plan was terminated in 2008 for any future directors.

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(5)	Includes (a) for Mr. Rankin, consulting fees allocated to the company and received in connection with the consulting arrangement described under “Certain Transactions,” (b) interest credited on dividend equivalents on unvested RSUs during 2013 and (c) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in connection with our acquisition of Phelps Dodge Corporation as follows:

Name of Director	Consulting Fees	Interest Credited on Dividend Equivalents	Life Insurance Premium and Tax Paid
Robert J. Allison, Jr.	—	$17,888	—
Alan R. Buckwalter, III	—	577	—
Robert A. Day	—	2,547	—
Gerald J. Ford	—	2,547	—
Thomas A. Fry, III	—	577	—
H. Devon Graham, Jr.	—	23,690	—
Lydia H. Kennard	—	—	—
Charles C. Krulak	—	6,172	$1,304
Bobby Lee Lackey	—	6,172	—
Jon C. Madonna	—	8,437	1,281
Dustan E. McCoy	—	6,799	385
B. M. Rankin, Jr.	$431,030	794	—
Stephen H. Siegele	—	2,547	—
Frances Fragos Townsend	—	—	—

(6)	Mr. Rankin passed away on August 14, 2013.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

Corporate governance is and has been a long-standing priority at our company. Corporate governance is used to promote the long-term interests of our stockholders, as well as to maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision-making and accountability. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making both at the board and management levels.

We are also proud of our commitment to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct are a reaffirmation of our commitment to integrity and define the expected behavior of all of our employees and our board. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Our corporate governance guidelines and principles of business conduct are available at www.fcx.com under “Investor Center – Corporate Governance” and are available in print to any stockholder who requests a copy.

Board Composition

The composition of our board has changed significantly over the past year. As of the date of this proxy statement, the board consists of 16 members, 13 of whom the board has determined have no material relationship with the company and are independent within the meaning of our corporate governance guidelines, which comply with the NYSE director independence standards as currently in effect. During the past year, we (1) increased the percentage of independent directors on our board and (2) reduced the tenure of our directors to an average of 8.5 years compared to an average of 10.1 years for all directors at the companies in the S&P 500 index according to Institutional Shareholder Services.

Board Leadership Structure; Lead Independent Director; Company Response to Stockholder Proposal Regarding Independent Chairman

Our board believes that the decision to combine or separate the positions of chairman and chief executive officer is highly dependent on the strengths and personalities of the individuals involved and must take into account current business conditions and the environment in which the company operates. The positions of chairman and chief executive officer have been separate at our company since 2003. While our by-laws and corporate governance guidelines do not require our chairman and chief executive officer positions to be separate, the board believes that having separate positions continues to be the appropriate leadership structure for the company at this time.

Office of the Chairman

Following completion of our acquisition of Plains Exploration in 2013, we established the Office of the Chairman, comprised of our top three executives – James R. Moffett, Executive Chairman, Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer and James C. Flores, Vice Chairman of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC. The members of the Office of the Chairman develop and execute our operational and financial strategy. While it is unusual to have three executives in the Office of the

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Chairman, every company is unique, and in light of the history of our company and the leadership team we currently have in place, our board believes it is the right leadership structure for our company at this time. Messrs. Moffett, Adkerson and Flores are not considered independent directors because each is part of our management team and each receives compensation for services to the company.

Mr. Moffett has over 50 years of experience in the natural resources business and is one of the founders of the company. He has served as chairman of the board since 1992 and was chief executive officer of the company from 1995 to 2003 when Mr. Adkerson took on that role. As executive chairman, Mr. Moffett furthers our business strategy by applying his exceptional talents and experience as an accomplished geologist. He leads our global exploration programs and guides our company strategy.

Mr. Adkerson has over 40 years of experience in the natural resources business. As vice chairman, president and chief executive officer, he leads our global mining business and is responsible for the executive management of our company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business.

Mr. Flores has over 30 years of experience in the energy business. As vice chairman of our board, and president and chief executive officer of our oil and gas business, he leads our oil and gas business. Mr. Flores has had an extensive career in the oil and gas industry, including co-founding a private oil and gas company. He has served in the roles of chief executive officer, president and chairman of one private and four public oil and gas exploration and production companies providing him with vast knowledge and a keen perspective with respect to the issues, trends and strategic and operational opportunities and challenges within the oil and gas industry.

Lead Independent Director and Company Response to Stockholder Proposal

At last year’s annual meeting of stockholders, a majority of stockholders present voted in favor of a non-binding proposal that the board amend the by-laws to require that the chairman of the board be an independent director. In the course of speaking with stockholders regarding this proposal, members of the board and management heard from stockholders about the importance of the independent directors having a clearly identified independent leader on the board. Many of our stockholders suggested that appointing a lead independent director would be a meaningful way to achieve this leadership. Accordingly, on June 25, 2013, shortly before last year’s annual meeting, our independent directors appointed Gerald J. Ford to the newly created position of lead independent director. Discussions with stockholders after the appointment of Mr. Ford indicated that they needed more time to assess whether the lead independent director role would provide sufficient independent leadership in the boardroom to serve as an alternative to an independent chairman.

The primary responsibilities of the lead independent director include:

•	presiding at all meetings of the board at which the chairman is not present, including executive sessions of the non-management directors;

•	serving as a liaison between the chairman and the non-management directors;

•	approving information sent to the board and agendas for meetings of the board (which includes the authority to add information and agenda items);

•	approving schedules for meetings of the board to assure there is sufficient time for discussion;

•	having the authority to call meetings of the non-management directors; and

•	if requested by significant stockholders, being available for consultation and direct communication.

In accordance with our corporate governance guidelines, our non-management directors meet in executive session at the end of each regularly scheduled board meeting. The lead independent director presides at each executive session meeting and, following each executive session meeting, serves as a liaison between the non-management directors and the chairman regarding any specific feedback or issues that have been discussed in the executive session meeting.

During the past year, Mr. Ford, as lead independent director, has proposed, and our board has implemented, several governance initiatives, including the following:

•

formed a fully independent executive committee comprised of five independent directors: the lead independent director, as chairman, and the chairman of each of the audit, compensation, nominating and corporate governance, and corporate responsibility committees;

•	provided recommendations to the nominating and corporate governance committee on two new directors, adding diverse new perspectives and expertise;

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•	provided recommendations to the nominating and corporate governance committee on board committee memberships, including chairman and vice chairman roles;

•	worked with the chairman of the compensation committee in implementation of our new executive compensation program and the negotiation of the revised executive employment arrangements; and

•	eliminated the position of advisory director.

Mr. Ford has also met in person and had phone calls with our largest stockholders during the past year. For more information on our stockholder engagement efforts, see the section titled “Engagement with Stockholders” beginning on page 4.

In light of these perspectives gathered in discussions with stockholders, the board has concluded that the current leadership structure provides an appropriate framework for our directors to provide independent, objective and effective oversight of management. The board periodically reviews the leadership structure and may make such changes in the future as it deems appropriate.

Board and Committee Meeting Attendance

The board held five regular meetings and seven special meetings during 2013. During 2013, each of our directors participated in more than 75% of the total number of meetings of the board and the total number of meetings held by each committee of the board on which each director served. Directors are invited but not required to attend annual meetings of our stockholders. Messrs. Adkerson and Moffett attended the last annual meeting of stockholders.

Board Committees

The board has five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, a corporate responsibility committee and an executive committee. Each of our audit, compensation, nominating and corporate governance and executive committees are composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at www.fcx.com under “Investor Center – Corporate Governance” and are available in print upon request. The following table identifies the current committee members and the number of committee meetings held in 2013.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Responsibility Committee	Executive Committee
Richard C. Adkerson
Robert J. Allison, Jr.		✓	Chairman	✓	✓
Alan R. Buckwalter, III	✓
Robert A. Day	Chairman		Vice Chairman		✓
James C. Flores
Gerald J. Ford	✓		✓		Chairman
Thomas A. Fry, III				Vice Chairman
H. Devon Graham, Jr.	✓	Chairman			✓
Lydia H. Kennard				✓
Charles C. Krulak		✓		✓
Bobby Lee Lackey		✓		✓
Jon C. Madonna	Vice Chairman
Dustan E. McCoy		Vice Chairman
James R. Moffett
Stephen H. Siegele	✓			Chairman	✓
Frances Fragos Townsend		✓
Number of Committee Meetings Held in 2013	4	5	7	3	0

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Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. For more information on the audit committee, see the section titled “Audit Committee Report.”

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to compensation of the company’s executive officers, and (2) administering the company’s cash-based and equity-based incentive compensation plans. For more information on the compensation committee, see the section titled “Corporate Governance – Compensation Committee Procedures.”

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board director nominees for election at the next annual meeting of stockholders, (2) monitoring the composition of the board and its committees, (3) maintaining the company’s corporate governance guidelines and recommending to the board any desirable changes, (4) evaluating the effectiveness of the board, its committees and management and (5) overseeing the form and amount of director compensation.

Corporate Responsibility Committee. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the company’s (1) environmental policy and implementation programs, (2) human rights policy and practices, (3) safety and health policies and programs, (4) community health programs and related public health and medical matters, (5) community policy and practices, governmental and stakeholder relations, and social investment and sustainable development programs, (6) charitable contributions and (7) political activity and spending practices.

Executive Committee. The executive committee assists the board in fulfilling its oversight responsibilities by acting on behalf of the board during periods between meetings of the board in order to enhance the board’s ability to respond to time-sensitive matters. The members of the executive committee are the lead independent director, who is chairman of the executive committee, and the chairmen of the audit committee, compensation committee, nominating and corporate governance committee, and corporate responsibility committee, who are all independent directors. The executive committee has all of the powers of the board except as limited by law.

Board and Committee Independence; Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Allison, Buckwalter, Day, Ford, Fry, Graham, Krulak, Lackey, Madonna, McCoy and Siegele, and each of Mses. Kennard and Townsend has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the applicable NYSE listing standards. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the thirteen directors named above be considered independent, which the board approved.

The board also has determined that each of the members of the audit, compensation, and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Day, Ford, Graham and Madonna qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and annual and long-term incentive plan criteria, evaluate the performance of our

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executive officers, and make awards to our executive officers under our stock incentive plans. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers. The compensation committee oversees our assessment of whether our compensation practices are reasonably likely to expose the company to material risks. The compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

To the extent stock options or other equity awards are granted in a given year, the compensation committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The compensation committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the compensation committee’s policies, for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each of the vice chairmen of the board, the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

The compensation committee engages an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Compensation Committee Independence – No Interlocks or Insider Participation

The current members of our compensation committee are Messrs. Allison, Graham, Krulak, Lackey and McCoy and Ms. Townsend. In 2013, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Director Nominations and Qualifications

In evaluating nominees for membership on the board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience

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relevant to the company. The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. For more information regarding the experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the board considered by the board through the nominating and corporate governance committee, see the section titled “Proposal No. 1: Election of Directors” on page 5.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

Director Candidates Submitted by Stockholders

Our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than February 17, 2015. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2015 annual meeting or 10 days following the public announcement of the date of the 2015 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Copper  & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Board’s Role in Oversight of Risk Management

The board as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our principles of business conduct, the board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

The board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our chairman and our vice chairmen regularly meet and discuss with senior management a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

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While the board is ultimately responsible for risk oversight at the company, its committees assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm the company’s major financial risk exposures and the measures management has taken to monitor, control and minimize such risks, including the company’s risk assessment and risk management guidelines and policies. The audit committee assists the board in fulfilling its oversight responsibilities relating to the company’s internal control over financial reporting, and the company’s compliance with legal and regulatory requirements. Our internal audit firm and independent registered public accounting firm meet regularly in executive session with the audit committee. As part of its responsibilities as set forth in its charter, the compensation committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are reasonably likely to expose the company to material risks and, in consultation with management, is also responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s board leadership structure and corporate governance matters. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our environmental policy and implementation programs, human rights policy and practices, safety and health policies and programs, community health programs and related public health and medical matters, community policy and practices, governmental and stakeholder relations and social investment and sustainable development programs, charitable contributions and political activity and spending practices. Each committee regularly reports on these matters to the full board.

Director and Executive Officer Stock Ownership Guidelines

The nominating and corporate governance committee adopted stock ownership guidelines applicable to our non-management directors and our executive officers. Under the guidelines, each non-management director is expected to maintain ownership of company stock valued at five times his or her annual retainer, which is currently $75,000. Each member of the Office of the Chairman is expected to maintain ownership of company stock valued at five times his base salary and each of our other executive officers is expected to maintain ownership of company stock valued at three times his or her base salary. The value of the stock ownership is calculated based on the one-year and five-year trailing average monthly stock price. Shares of our common stock currently owned and not pledged, including restricted stock units, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the non-management director has maintained a pecuniary interest in the shares. As of December 31, 2013, all of our non-management directors, except for our two new directors appointed to the board on December 19, 2013, and all of our executive officers exceeded their target ownership levels. Under the stock ownership guidelines, newly-appointed directors are expected to comply with the stock ownership target within four years, or by December 19, 2017.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of the board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Copper & Gold Inc., Attn: Board of Directors or the name of the individual director or directors, 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the appropriate directors.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board is soliciting your proxy to vote at our 2014 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 21, 2014, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction form and 2013 annual report, is being made available to our stockholders on or about April 29, 2014. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2013 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m., Eastern Time, on Tuesday, June 17, 2014, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Copper & Gold Inc., is soliciting your proxy to vote your shares on all matters scheduled to come before the 2014 annual meeting of stockholders, whether or not you attend in person. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees; approve, on an advisory basis, the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; vote on the adoption of a new annual incentive plan; consider one stockholder proposal included in this proxy statement, if presented at the annual meeting; and consider any other matter that properly comes before the annual meeting.

The board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the adoption of a new annual incentive plan; and

•	AGAINST the stockholder proposal included in this proxy statement, if presented at the annual meeting.

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We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 21, 2014, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of April 21, 2014, the record date for the annual meeting, we had 1,038,713,778 shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your proxy and voting instructions by internet or by mail as further described below. Your proxy, whether submitted via the internet or by mail, authorizes each of James R. Moffett, Richard C. Adkerson, James C. Flores and Kathleen L. Quirk, as your proxies at the annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet – www.envisionreports.com/FCX_MTG.

–	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Monday, June 16, 2014.

–	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Submit Your Proxy and Voting Instructions by Mail – If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

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Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program and the Freeport-McMoRan Oil & Gas LLC 401(k) Plan

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s tax-qualified defined contribution plan, or the Freeport-McMoRan Oil & Gas LLC 401(k) Plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date and sign your voting instruction form and return it in the postage-paid envelope provided to you.

What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, date, sign and return a proxy or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the stockholder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors, the compensation of our named executive officers, a new annual incentive plan and the stockholder proposal are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to the election of directors, the compensation of our named executive officers, a new annual incentive plan or the stockholder proposal. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

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What vote is required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	N/A	No effect
No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect
No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	N/A
No. 4: Approval of the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect
No. 5: Consideration of the stockholder proposal included in this proxy statement, if presented at the annual meeting	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares of our common stock voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies to vote at the annual meeting. We have retained Georgeson Inc., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, for an estimated fee of $11,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2013 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be

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supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

2015 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 30, 2014.

If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary by February 17, 2015, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our website at www.fcx.com under “Investor Center – Corporate Governance.” Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2015 annual meeting.

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Annex A

FREEPORT-MCMORAN COPPER & GOLD INC.

ANNUAL INCENTIVE PLAN

(For Fiscal Years Ending 2014-2018)

ARTICLE I

Purpose and Term of Plan

Section 1.1. Purpose. The purpose of the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Freeport-McMoRan Copper & Gold Inc. (the “Company”) by providing the framework under which an annual incentive bonus may be paid to certain designated executive officers of the Company based on the achievement of pre-established Performance Goals.

Section 1.2. Stockholder Approval. For purposes of qualifying an incentive bonus paid under the Plan based on achievement of the quantitative Performance Goals as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the payment of any such incentive bonus is subject to the approval of the Plan, including the material terms of performance goals used in the Plan, by the stockholders of the Company.

Section 1.3. Term. The Plan applies to each of the five Award Years during the period beginning January 1, 2014 and ending December 31, 2018, unless terminated earlier as provided herein.

Section 1.4. Defined Terms. Capitalized terms used in the Plan but not otherwise defined shall have the meaning set forth in Article IX.

ARTICLE II

Administration of the Plan

Section 2.1. Administrator. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors” (such body referred to herein as the “Committee”). The Committee shall have full authority to interpret the Plan, including, in particular, authority to:

(a) designate participants for a particular year;

(b) establish performance goals and objectives for a particular year;

(c) establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

(d) certify as to whether performance goals have been met.

Section 2.2. Decisions Binding. All decisions by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.

Section 2.3. Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

ARTICLE III

Eligibility

Section 3.1. Eligibility. Subject to the provisions of the Plan, for each Award Year the Committee may select any of the following to receive Awards under the Plan with respect to such year and determine the amounts of such Awards: (a) any person providing services as an officer of the Company or a Subsidiary, whether or not employed

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by such entity, including any person who is also a director of the Company, and (b) any person who has agreed in writing to become a person described in clause (a) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

ARTICLE IV

Terms of Awards

Section 4.1. Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period. No Participant may be paid an Award for any Plan Year in excess of $5 million.

Section 4.2. Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award that may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

Section 4.3. Adjustments. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee may specify the types of adjustments that will be made to the calculation of a Performance Goal with respect to that Performance Period, including without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; changes related to the acquisition or disposition of assets; and extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders.

ARTICLE V

Payment of Awards

Section 5.1. Determination of Awards; Certification.

(a) Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.

(b) To the extent that the Performance Goals are achieved, the Committee shall certify, either in writing or by the adoption of written resolutions, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant’s Award.

(c) In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying negative discretion if, in its sole discretion, such reduction or elimination is appropriate.

(d) In no event shall the amount of an Award for any Plan Year exceed $5 million for any one Participant.

Section 5.2. Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 5.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.

Section 5.3. Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

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ARTICLE VI

Termination of Employment

Section 6.1. Employment Requirement. Except as otherwise provided in Section 6.2, if a Participant’s employment terminates for any reason prior to the last day of the Performance Period, all of the Participant’s rights to an Award for the Performance Period shall be forfeited.

Section 6.2. Waiver. The Committee may waive the employment requirement set forth in Section 6.1 in the case of death, disability or retirement or under such special circumstances as may be determined by the Committee, in which case the Committee may pay a pro-rated Award based on the Participant’s participation for a portion of the Performance Period. Such pro-rated Award shall remain subject to the Committee’s certification that the Performance Goals for the Performance Period have been met, and will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, in the event a Participant is discharged by the Company for cause, including, without limitation, fraud, embezzlement, theft, commission of a felony, proven dishonesty or other unethical behavior, or disclosure of trade secrets of the Company, then any Award to which the Participant would otherwise be entitled shall be forfeited. The decision of the Committee as to the cause of a former Participant’s discharge shall be final.

ARTICLE VII

Amendment or Termination of the Plan

Section 7.1. Amendment or Termination. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) shall be effective unless approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no such amendment, suspension or termination shall adversely affect the right of a Participant to receive an Award that has been certified by the Committee as due under Section 5.1(b) but not yet paid. In addition, any such amendment or termination shall comply with the requirements of Section 409A to the extent that it governs this Plan.

ARTICLE VIII

General Provisions

Section 8.1. Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

Section 8.2. No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the employment of any Participant.

Section 8.3. No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period Year does not connote any right to become a Participant in the Plan in any future Performance Period.

Section 8.4. Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

Section 8.5. Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Section 8.6. Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or

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transferred, except in the event of the Participant’s death, to a designated beneficiary as set forth herein, or in the absence of such designation, by will or the laws of descent or distribution.

Section 8.7. Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

Section 8.8. Section 162(m) of the Code; Bifurcation of the Plan. It is the intent of the Company that the Plan and the Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code. Nothing in this Plan precludes the Company from making additional incentive payments or other awards to a Participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m), provided that such payment or award does not affect the qualification of any Award paid or payable under the Plan as performance-based compensation.

Section 8.9. Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

Section 8.10. Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

Section 8.11. Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

Section 8.12. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

Section 8.13. Clawback. Awards under the Plan are subject to the Company’s Compensation Recovery Policy, as such policy may be amended from time to time, and the Company reserves the right to recover any Awards paid under the Plan in accordance with such policy.

ARTICLE IX Definitions

Section 9.1. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:

(a) Award: The grant of an award by the Committee to a Participant pursuant to Article IV.

(b) Award Year: Any calendar year or portion thereof with respect to which an Award may be granted during the period beginning January 1, 2014 and ending December 31, 2018.

(c) Board or Board of Directors: The Board of Directors of the Company.

(d) Code: The U.S. Internal Revenue Code of 1986, as amended, including any regulations and guidance promulgated by the Internal Revenue Service of the Department of the Treasury thereunder.

(e) Committee: The committee designated pursuant to Section 2.1.

(f) Determination Date: The earlier of: (i) the 90th day of the Performance Period or (ii) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of any applicable Performance Goal is substantially uncertain.

(g) Participant: An individual who has been selected by the Committee to receive an Award.

(h) Performance Criteria: The performance criteria upon which the Performance Goals for a particular Performance Period are based, which, unless and until the Committee or Board proposes to stockholders and

A-4    Freeport-McMoRan    2014 Proxy Statement

stockholders approve a change in Performance Criteria, may include any of the following: earnings per share, return on assets, an economic value added measure, share price (including, but not limited to growth measures and total shareholder return), earnings, return on equity, return on investment, cash provided by operating activities, cash flow (including, but not limited to, operating cash flow and free cash flow), return on cash flow, production, safety performance or safety record. For any Performance Period, such performance criteria may be that of the Company or a Subsidiary, or a division or business unit of the Company or a Subsidiary, and may be measured on an adjusted or unadjusted basis, on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years, or any combination of the above as determined by the Committee.

(i) Performance Goals: The objective goals selected by the Committee, in its discretion to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria, and will be considered “objective” if a third party having knowledge of the relevant facts could determine if the goal is achieved. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

(j) Performance Period: The period for which performance is calculated, which unless otherwise indicated by the Committee, shall be an Award Year.

(k) Section 162(m): Section 162(m) of the Code.

(l) Section 409A: Section 409A of the Code.

(m) Subsidiary: (i) Any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

(n) Target Award: The target award payable under the Plan to a Participant for a particular Performance Period, which unless determined otherwise by the Committee shall be expressed as a percentage of the Participant’s base salary.

Freeport-McMoRan    2014 Proxy Statement    A-5

FREEPORT-MCMORAN COPPER & GOLD INC.

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Stockholders to be Held on June 17, 2014

The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, James C. Flores and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Freeport-McMoRan Copper & Gold Inc. at the annual meeting of stockholders, to be held at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801 on Tuesday, June 17, 2014, at 10:00 a.m., Eastern Time, and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to the Hotel du Pont online at the hotel’s website at http://www.hoteldupont.com/map-and-directions-en.html. The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the board of directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the board of directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example
☒

The board of directors recommends a vote FOR Proposal Nos. 1, 2, 3 and 4 below.

Proposal No. 1 –	Election of sixteen directors. Nominees are:		FOR	WITHHOLD
	01 Richard C. Adkerson	09 Lydia H. Kennard	☐	☐
	02 Robert J. Allison, Jr.	10 Charles C. Krulak
	03 Alan R. Buckwalter, III	11 Bobby Lee Lackey
	04 Robert A. Day	12 Jon C. Madonna
	05 James C. Flores	13 Dustan E. McCoy
	06 Gerald J. Ford	14 James R. Moffett
	07 Thomas A. Fry, III	15 Stephen H. Siegele
	08 H. Devon Graham, Jr.	16 Frances Fragos Townsend

FOR, except withhold vote from following nominee(s):

		FOR	AGAINST	ABSTAIN
Proposal No. 2 –	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

Proposal No. 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4 –	Approval of the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan.	☐	☐	☐

The board of directors recommends a vote AGAINST Proposal No. 5 below.

Proposal No. 5 –	Stockholder proposal regarding the selection of a candidate with environmental expertise to be recommended for election to the board of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s)	Dated:	, 2014
You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters in accordance with the board of directors’ recommendation. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2, 3 and 4, and AGAINST Proposal No. 5.

▲ FOLD AND DETACH HERE ▲

FREEPORT-MCMORAN COPPER & GOLD INC. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

SUBMITTING VOTING INSTRUCTIONS VIA THE INTERNET	SUBMITTING VOTING INSTRUCTIONS BY MAIL

Visit http://www.ivselection.com/freeport14. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Time, on June 16, 2014.

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Copper & Gold Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you are submitting your voting instructions via the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2014.

The accompanying proxy statement and the 2013 annual report are available at

http://www.edocumentview.com/FCX_MTG